TRANSACTION AGREEMENT

by and among

ATHENA SUPERHOLDCO, INC.,

TLFN HOLDING II COMPANY,

GILBARCO CATLOW LLC,

GRYPHON MERGER SUB INC.,

GENSTAR CAPITAL VII, L.P., solely in

its capacity as the Seller Representative

and

FORTIVE CORPORATION, solely in

its capacity as the Parent Guarantor

July 30, 2018

i

(cont’d)

(cont’d)

(cont’d)

INDEX OF EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A	Form of Release and Support Agreement
Exhibit B	Form of Option Cancellation Agreement
Exhibit C	Form of Warrant Cancellation Agreement
Exhibit D	[Reserved]
Exhibit E	Form of Certificate of Merger
Exhibit F	Form of Letter of Transmittal
Exhibit G	Form of Paying Agent Agreement
Exhibit H	Form of Certificate of Incorporation
Exhibit I	Form of Bylaws
Exhibit J	Form of Escrow Agreement
Exhibit K	Reference Statement
Exhibit L-1	Form of Securities Purchase Agreement
Exhibit L-2	Form of BlueCielo RUS Purchase Agreement
Exhibit M	Written Consent
Exhibit N	Net Working Capital Calculation

Schedules:

Schedule A	Restructuring
Schedule B	Allocation of Securities Purchase Price
Schedule C	Affiliate Transactions to be Terminated
Schedule D	Company Severance Plans
Schedule E	Prior Acquisition Agreements
Schedule F	Other Obligations

v

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT (this “Agreement”), dated as of July 30, 2018, is made by and among ATHENA SUPERHOLDCO, INC., a Delaware corporation (the “Company”), TLFN Holding II Company, a Delaware corporation (“Parent 1”), Gilbarco Catlow LLC, a Delaware limited liability company (“Parent 2”, and jointly and severally with Parent 1, the “Parent”), GRYPHON MERGER SUB INC., a Delaware corporation and jointly owned Subsidiary of the Parent (the “Merger Sub”), GENSTAR CAPITAL VII, L.P., a Delaware limited partnership, solely in its capacity as the representative for the Company’s securityholders (the “Seller Representative”), and, solely for purposes of Section 13.22 in its capacity as the guarantor for the payment obligations of the Parent, FORTIVE CORPORATION, a Delaware corporation (the “Parent Guarantor”). The Parent, the Merger Sub, the Company and, solely in its capacity as and solely to the extent applicable, the Seller Representative, shall be referred to herein from time to time as a “Party” and collectively as the “Parties”. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, the Parent desires to acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein;

WHEREAS, the Company owns (or will own, following consummation of the Restructuring to the extent completed), directly or indirectly, all of the issued and outstanding equity interests (the “Securities”) in the Persons identified as “First Acquired Entities” on Schedule A hereto (each, a “Securities Target”);

WHEREAS, prior to the Merger, the Parent desires to, directly or through one or more of its Affiliates, purchase from the applicable Subsidiaries of the Company, and the Company desires to cause to be sold to the Parent (or its applicable Affiliates), the Securities for each Securities Target for which the applicable Restructuring steps have been completed (the “Securities Purchase”), on the terms and subject to the conditions set forth herein;

WHEREAS, the boards of directors of the Company, the Parent and the Merger Sub have each (i) determined that the Merger is in the best interests of their respective companies and stockholders, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the Securities Purchase, upon the terms and subject to the conditions set forth herein;

WHEREAS, the boards of directors of the Company and the Merger Sub have each determined to recommend to its respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, concurrently with the entry into of this Agreement, (i) certain Common Stockholders and Genstar Capital Partners LLC have entered into a release and support agreement with the Parent and the Company in the form attached hereto as Exhibit A (collectively, the “Release and Support Agreements”), (ii) certain Optionholders of the Company have entered into an option cancellation agreement with the Parent and the Company in the form attached hereto as Exhibit B (collectively, the “Option Cancellation Agreement”), and (iii) the Warrantholder has entered into a cancellation agreement with the Parent and the Company in the form attached hereto as Exhibit C (the “Warrant Cancellation Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

1.01    The Merger.

(a)    Subject to the terms and conditions hereof, at the Effective Time, the Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving company (the “Surviving Company”).

(b)    At the Merger Closing, the Company and the Merger Sub shall cause a certificate of merger substantially in the form of Exhibit E hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as the Parent and the Company shall agree and specify in the Certificate of Merger (the time of such filing or such other time specified in the Certificate of Merger, the “Effective Time”).

(c)    From and after the Effective Time, the Surviving Company shall succeed to all the assets, rights, privileges, immunities, powers and franchises and be subject to all of the Liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided under the DGCL.

1.02    Effect on Capital Stock. Subject to Section 1.04(b), upon the terms and subject to the conditions of this Agreement and in consideration of the agreements contained herein and the Release and Support Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)    Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive an amount in cash equal to the sum of:

(i)    the Per Share Closing Merger Consideration; and

(ii)    the Per Share Additional Merger Consideration.

The aggregate consideration to which holders of Common Stock become entitled pursuant to this Section 1.02(a) is referred to herein as the “Common Stock Merger Consideration”.

(b)    Each share of Common Stock, if any, held immediately prior to the Effective Time by the Parent, the Merger Sub or the Company shall be canceled and no payment shall be made with respect thereto (the “Excluded Shares”).

(c)    Each share of common stock of the Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

(d)    Each share of Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Per Share Preferred Stock Consideration.

1.03    Effect on Options.

(a)    Upon the terms and subject to the conditions of this Agreement, at the Effective Time, (i) each Unvested Option shall automatically be canceled and extinguished, no longer be outstanding, and cease to represent the right to acquire shares of Common Stock, for no consideration and (ii) each Vested Option shall automatically be canceled and extinguished, no longer be outstanding, and cease to represent the right to acquire shares of Common Stock, and in consideration therefor, the holder thereof shall be entitled to receive the Option Consideration as provided herein and without the payment of any interest. The Company shall use commercially reasonable efforts to provide, by no later than seven (7) Business Days prior to the Closing Date (unless such seven (7) Business Day period is waived or shortened by the Parent), to each Optionholder that has not delivered an Option Cancellation Agreement on the date hereof a form Option Cancellation Agreement and request that each such Optionholder execute such Option Cancellation Agreement at or prior to the Effective Time. For the avoidance of doubt, (w) after providing a form of Option Cancellation Agreement to an Optionholder and requesting execution thereof, the Company shall not have any further obligation to solicit execution thereof, (y) the execution and delivery of an Option Cancellation Agreement by any such Optionholder shall not be a condition to the Securities Purchase Closing or the Merger Closing, and (z) the failure of any such Optionholder to execute an Option Cancellation Agreement shall not be deemed a breach of the Company’s obligations under this Agreement.

(b)    The Closing Option Consideration payable to the holders of Vested Options pursuant to Section 1.03(a) above shall be paid through the Company’s payroll system (or directly by the Company in respect of any Vested Options held by an individual other than a current or former employee of the Company or any of its Subsidiaries) on the first regularly scheduled payroll date of the Company that occurs at least five (5) Business Days following the Effective Time, and the remaining portion of the Option Consideration payable to the holders of Vested Options and any other amounts received by the Seller Representative pursuant to this Agreement that is payable to the holders of Vested Options and, at the request of the Seller Representative, paid to the Surviving Company for payment through the Surviving Company’s payroll system or otherwise as directed by the Surviving Company, shall be paid on the first regularly scheduled payroll date of the Surviving Company that occurs at least five (5) Business Days following each such time as any such Option Consideration or other amounts become payable to such holder, if any.

(c)    The Option Consideration shall constitute the sole consideration payable in respect of all Vested Options, and no other consideration shall be paid in respect of any Vested Options. Promptly after the execution of this Agreement and prior to the Effective Time, the Company and its board of directors shall take all necessary actions to cause each Option to be treated in accordance with Sections 1.03 and 1.12.

1.04    Effect on Restricted Shares; Note Obligations.

(a)    As soon as practicable following the date hereof, the Company and its board of directors (or, if appropriate, any committee thereof administering the Company Equity Plan) shall adopt such resolutions or take such other actions as may be required to repurchase all outstanding Restricted Shares effective immediately prior to the Effective Time pursuant to and in accordance with the terms of the exercise notices pursuant to which such Restricted Shares were issued. The payment of the repurchase price to be paid by the Company in respect of any Restricted Shares shall, to the maximum extent possible, be effected by offset against the Securityholder’s obligations (the applicable “Note Obligations”) under the Secured Promissory Note (the applicable “Secured Promissory Note”), if any, issued by the Securityholder holding such Restricted Shares to the Company in connection with such Securityholder’s purchase of such Restricted Shares.

(b)    To the extent, after accounting for the repurchase of Restricted Shares from a Securityholder and offset against any Note Obligations as described in Section 1.04(a), such Securityholder would owe any remaining Note Obligations to the Company, the aggregate Per Share Closing Consideration, Option Consideration or other amounts in connection with the transactions contemplated hereby to be paid to such Securityholder, or such Securityholder’s trusts, estate planning vehicles or other Affiliates, shall be reduced by the amount of such remaining Note Obligations.

(c)    For the avoidance of doubt, the amount of any remaining Note Obligations after accounting for the offset or reduction contemplated by Section 1.04(a) or Section 1.04(b) and shall remain outstanding and shall be paid in accordance with the terms of the applicable Secured Promissory Note of such Securityholder.

1.05    Effect on Warrant.

(a)    Upon the terms and subject to the conditions of this Agreement and the Warrant Cancellation Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Company or of any Securityholder, the Warrant shall automatically be canceled and extinguished and in consideration therefor, the Warrantholder shall be entitled to receive the Warrant Consideration as provided herein and without the payment of any interest.

(b)    The Warrant Consideration payable to the Warrantholder pursuant to Section 1.05(a) above shall be paid by the Paying Agent to the Warrantholder in accordance with Section 1.06. The Warrant Consideration shall constitute the sole consideration payable in respect of the Warrant, and no additional consideration shall be paid in respect of the Warrant.

1.06    Exchange of Capital Stock and Warrant; Paying Agent. The Parent shall instruct the Paying Agent to effect the exchange of cash for each share of Common Stock and Preferred

Stock and the Warrant, in each case, that is outstanding as of immediately prior to the Effective Time and entitled to payment pursuant to Section 1.02(a), Section 1.02(d) and Section 1.05. In connection with such exchange, by no later than five (5) Business Days prior to the Closing Date (unless such five (5) Business Day period is waived or shortened by the Seller Representative), the Parent shall instruct the Paying Agent to provide each Common Stockholder, Preferred Stockholder or Warrantholder on record as of the end of the preceding Business Day (as applicable) with a Letter of Transmittal, substantially in the form of Exhibit F attached hereto, with such changes as may be required by the Paying Agent and reasonably acceptable to the Parent and the Seller Representative (a “Letter of Transmittal”). Prior to the Closing Date, the Paying Agent, the Parent and the Seller Representative shall enter into a Paying Agent Agreement, substantially in the form of Exhibit G attached hereto, with such changes as may be required by the Paying Agent and reasonably acceptable to the Parent and the Seller Representative (the “Paying Agent Agreement”). At the Merger Closing, the Parent shall transfer to the Paying Agent via wire transfer of immediately available funds, cash in an amount equal to the Closing Payment Amount. The Parent shall instruct the Paying Agent to hold such funds and deliver them in accordance with the terms and conditions hereof and the terms and conditions of the Paying Agent Agreement. Each holder of Common Stock, Preferred Stock or the Warrant, in each case, that is outstanding as of immediately prior to the Effective Time may deliver to the Paying Agent a duly executed and completed Letter of Transmittal and, solely with respect to any certificated shares of Common Stock or Preferred Stock or the certificate of the Warrant (as applicable), surrendered to the Paying Agent each such certificate (or if any such certificate has been lost, stolen or destroyed, shall have delivered an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed in customary form and substance and including an agreement to indemnify the Parent and the Surviving Company against all costs, liabilities, fees and expenses on account of the alleged loss, theft or destruction of such certificate (a “Lost Certificate Affidavit”)) and, after the Effective Time, the Parent shall instruct the Paying Agent to promptly deliver or cause to be delivered to such holder by wire transfer (or, at the direction of such holder, by check) an amount equal to the amount of cash to which such holder is entitled under Section 1.02 to the accounts designated by such holder in such holder’s Letter of Transmittal; provided that the Parent shall instruct the Paying Agent to deliver or cause to be delivered such amounts on the Closing Date to any holder of Common Stock, Preferred Stock or the Warrant that has delivered a duly executed and completed Letter of Transmittal to and, solely with respect to any certificated shares of Common Stock or Preferred Stock or the certificate of the Warrant (as applicable), each such certificate representing such shares of Common Stock or Preferred Stock or the certificate of the Warrant (or if such certificate has been lost, stolen or destroyed, a Lost Certificate Affidavit), the Paying Agent at least two (2) Business Days prior to the Closing Date. In no event shall any holder of Common Stock, Preferred Stock or the Warrant who delivers a Letter of Transmittal and, solely with respect to any certificated shares of Common Stock or Preferred Stock or the certificate of the Warrant, each such certificate (or if such certificate has been lost, stolen or destroyed, a Lost Certificate Affidavit), be entitled to receive interest on any of the funds to be received in the Merger. All fees, costs and expenses of the Paying Agent shall be borne fifty percent (50%) by the Parent and fifty percent (50%) by the Participating Securityholders. Any shares of Common Stock or Preferred Stock or the Warrant held by a holder thereof that has delivered a Letter of Transmittal to the Paying Agent pursuant to this Section 1.06 shall not be transferable on the books of the Company without the Parent’s prior written consent. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no issuance of shares of Common Stock or Preferred Stock and no further registration of transfers of shares of Common Stock or Preferred Stock or the Warrant theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Common Stock, Preferred Stock or the Warrant, in each case, that is outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any shares of Common Stock or Preferred Stock presented to the Surviving Company or the Parent for any reason shall be converted into the consideration payable in respect thereof pursuant to Section 1.02 without any interest thereon. Any portion of the funds held by the Paying Agent pursuant to this Agreement that remains undistributed to the holders of shares of Common Stock or Preferred Stock twelve (12) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holder of shares of Common Stock or Preferred Stock that has not previously complied with this Section 1.06 prior to the end of such twelve (12) month period shall thereafter look only to the Surviving Company for payment of its claim for the applicable portion of the Merger Consideration in respect of such shares of Common Stock or Preferred Stock. Notwithstanding the foregoing, none of the Parent, the Surviving Company nor their respective Affiliates shall be liable to any holder of shares of Common Stock or Preferred Stock for any amount paid to any public official pursuant to applicable abandoned property, escheat, or similar laws. Any amount remaining unclaimed by holders of shares of Common Stock or Preferred Stock three (3) years after the date on which such funds were delivered to the Paying Agent for payment (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

1.07    Seller Representative Amount. Concurrent with the Effective Time, the Parent shall deliver to the Seller Representative (on behalf of the Securityholders) $1,000,000, or such higher amount as the Seller Representative may designate in writing to the Company and the Parent no later than 9:00 a.m., New York time, on the third (3rd) Business Days prior to the Merger Closing, by wire transfer of immediately available funds to the account(s) designated by the Seller Representative, to satisfy potential future obligations of the Seller Representative and/or the Securityholders to the Seller Representative, including expenses of the Seller Representative arising from the defense or enforcement of claims pursuant to Sections 1.11 and 11.01, as applicable (in the aggregate, the “Seller Representative Amount”). The Seller Representative Amount shall be retained in whole or in part by the Seller Representative for such time as the Seller Representative shall determine in its sole discretion. If the Seller Representative shall determine in its sole discretion to return all or any portion of the Seller Representative Amount to the Participating Securityholders, it shall deposit such amount with the Paying Agent, for the benefit of the Securityholders, which shall promptly distribute to each Participating Securityholder its Pro Rata Share thereof; provided that (i) to the extent a Securityholder is a holder of Options, the Seller Representative may deposit with the Surviving Company any portion of such amount payable to such holder of Options for distribution by the Surviving Company to such holder of Options in accordance with the terms (including the timing and manner of payment) of Section 1.03 and, in such circumstances, the amount deposited with the Paying Agent shall be reduced accordingly and (ii) in the discretion of the Seller Representative, the Seller Representative may make direct payments to one or more of the Participating Securityholders of their respective Pro Rata Share thereof.

1.08    Organizational Documents. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, the certificate of incorporation of the Surviving Company shall be amended and restated in its entirety in the form attached hereto as Exhibit H until thereafter amended, subject to Section 7.02, in accordance with the provisions thereof and the DGCL. At the Effective Time, the bylaws of the Surviving Company shall be amended and restated to be in the form attached hereto as Exhibit I, until thereafter amended, subject to Section 7.02, in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and the DGCL.

1.09    Directors and Officers. From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, (a) the directors of the Merger Sub at the Effective Time shall be the directors of the Surviving Company, and (b) except as determined by the Parent prior to the Effective Time, the officers of the Merger Sub at the Effective Time shall be the officers of the Surviving Company, each such initial director and initial officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as in effect from and after the Effective Time.

1.10    Closing Calculations; Allocation Schedule. No later than 9:00 a.m., New York time, on the third (3rd) Business Day prior to the anticipated Closing Date, the Company shall deliver to the Parent a statement setting forth (a) an estimated consolidated balance sheet of the Group Companies as of the Reference Time, (b) a good faith calculation of the Company’s estimate of Cash (the “Estimated Cash”), Indebtedness (the “Estimated Indebtedness”), Net Working Capital (the “Estimated Net Working Capital”) and Transaction Expenses (“Estimated Transaction Expenses”), and (c) the Closing Merger Consideration, the Closing Payment Amount, the aggregate Closing Option Consideration and the Closing Warrant Consideration (the “Estimated Closing Statement”), in each case, including reasonably detailed supporting information and calculations of the components thereof prepared by the Company in good faith based on the Company’s books and records. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement, the definitions hereof and the Accounting Principles. Concurrently with the Company’s delivery to the Parent of the Estimated Closing Statement, the Company shall also deliver to the Parent an allocation schedule (the “Allocation Schedule”), which shall set forth: (i) the number of Fully Diluted Shares and its calculation; and (ii) for each Securityholder, such Person’s name, the number of shares of Common Stock or Preferred Stock owned by such Person (in each case, as of immediately prior to the Effective Time after accounting for any repurchase of Restricted Shares in accordance with Section 1.04(a)) and the number of shares of Common Stock underlying Vested Options or Vested Warrant held by such Person, as applicable, and such Person’s share of the Closing Payment Amount and Closing Option Consideration and such Person’s Closing Warrant Consideration, as applicable, prepared in accordance with this Agreement, the Organizational Documents of the Company, the Company Equity Plan, the Option Cancellation Agreement, the Warrant Cancellation Agreement and any other applicable Contracts between any Group Company and any Securityholder. After the delivery of the Estimated Closing Statement and the Allocation Schedule, Parent and its Representatives shall have reasonable access during normal business hours and upon a reasonable advance request, to books and records and any work papers of the Group Companies to the extent related to the preparation of the Estimated Closing Statement and the Allocation Schedule. The Company shall, in good faith, consider any potential adjustments to the Estimated Closing Statement and the Allocation Schedule reasonably raised by the Parent prior to the Merger Closing and shall, if in the Company’s good faith determination it agrees with any such adjustment, reflect such adjustments in the Estimated Closing Statement. Parent shall be entitled to conclusively rely on the Allocation Schedule as setting forth the true, correct and complete listing of all amounts due to be paid by or on behalf of Parent to the Securityholders at the Merger Closing and the Pro Rata Share of the Participating Securityholders, and in no event will Parent or any of its Affiliates (including the Surviving Company) have any liability to any Securityholder, any of their respective Affiliates or any other Person on account of payments in such reliance on the Allocation Schedule.

1.11    Final Closing Balance Sheet Calculation. As promptly as possible, but in any event within sixty (60) days after the Closing Date, the Parent shall deliver to the Seller Representative (a) a consolidated balance sheet of the Group Companies as of the Reference Time (the “Closing Balance Sheet”), and (b) a statement showing the Cash, Indebtedness, Net Working Capital and Transaction Expenses (the “Closing Statement”) in each case, including reasonably detailed supporting information and calculations of the components thereof prepared by the Parent in good faith based on the Company’s books and records. The Closing Balance Sheet shall be prepared and Cash, Indebtedness, Net Working Capital and Transaction Expenses shall be determined in accordance with this Agreement, the definitions hereof and the Accounting Principles. The Parties agree that the purpose of preparing the Closing Balance Sheet and determining Cash, Indebtedness, Net Working Capital and Transaction Expenses and the related purchase price adjustment contemplated by this Section 1.11 is to measure the amount of Cash, Indebtedness, the difference between Net Working Capital and the Target Net Working Capital Amount, and Transaction Expenses and such processes are not intended to permit the introduction of judgments with respect to setting the appropriate levels of reserves, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies, in each case, that is different or inconsistent with the definitions hereof or the Accounting Principles. After delivery of the Closing Statement and in connection with the Seller Representative’s review of the Closing Statement, (i) the Seller Representative and its accountants and other Representatives shall be permitted reasonable access at normal business hours and upon a reasonable advance request to review the Surviving Company’s and its Subsidiaries’ books and records and any work papers to the extent related to the preparation of the Closing Statement and (ii) the Seller Representative and its accountants and other Representatives may make inquiries of the Parent, the Surviving Company, its Subsidiaries and their respective accountants and employees, in each case as designated by the Parent, regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and the Parent shall use its, and shall cause the Surviving Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. If the Seller Representative has any objections to the Closing Statement, the Seller Representative shall deliver to the Parent a statement setting forth its objections thereto with reasonably detailed supporting information (an “Objections Statement”). After delivery of the Objections Statement and in connection with the Parent’s review of the Objections Statement, the Parent and its accountants and other Representatives shall be given access to any books, records and work paper related to the preparation of the Objections Statement and to the Seller Representative and its accountants and other Representatives in the same manner and to the same extent as contemplated by clauses (i) and (ii) above, mutatis mutandis. If an Objections Statement is not delivered to the Parent within forty-five (45) days following the date of delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the Parties. The Seller Representative and the Parent shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within fifteen (15) days after the delivery of the Objections Statement, the Seller Representative and the Parent shall submit such dispute to the New York office of a Specified Accounting Firm reasonably acceptable to the Parent and the Seller Representative, or if no such Specified Accounting Firm is willing and able to serve, another independent accounting firm of national reputation mutually acceptable to the Parent and the Seller Representative (the “Dispute Resolution Arbiter”). Any further submissions to the Dispute Resolution Arbiter must be written and delivered to each party to the dispute. The Dispute Resolution Arbiter shall consider only those items and amounts that are identified in the Objections Statement as being items which the Seller Representative and the Parent are unable to resolve, and any other items and amounts impacted by the resolution of the items and amounts disputed in the Objections Statement, and any other items set forth in the Closing Statement shall be deemed final and binding on the Parties. The Dispute Resolution Arbiter’s determination shall be based solely on the definitions of Cash, Indebtedness, Net Working Capital and Transaction Expenses contained herein and the Accounting Principles, including this Section 1.11. The Seller Representative and the Parent shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to resolve all disagreements as soon as practicable in amounts between the disputed amounts set forth in the Closing Statement and the Objections Statement. Further, the Dispute Resolution Arbiter’s determination shall be based solely on the presentations by the Parent and the Seller Representative that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Arbiter shall be final and binding on and non-appealable by the Parties hereto. The costs and expenses of the Dispute Resolution Arbiter shall be allocated between the Parent, on the one hand, and the Seller Representative (on behalf of the Securityholders), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Seller Representative claims the aggregate Merger Consideration is $1,000 greater than the amount determined by the Parent, and if the Dispute Resolution Arbiter ultimately resolves the dispute by awarding the Seller Representative (for the benefit of the Securityholders) $300 of the $1,000 contested, then the costs and expenses of arbitration shall be allocated thirty percent (30%) (i.e., 300 ÷ 1,000) to the Parent and seventy percent (70%) (i.e., $700 ÷ 1,000) to the Seller Representative (on behalf of the Securityholders). In resolving each disputed item of the Objections Statement, the Dispute Resolution Arbiter will be authorized only to choose either the Seller Representative’s position or the Parent’s position for such item (as each position had been disclosed to the other in its respective Objections Statement, as amended in the manner provided below), but recognizing that the Dispute Resolution Arbiter may resolve the Objections Statements on an item-by-item basis so that it may choose the Seller Representative’s position on some items and the Parent’s position on other items.

1.12    Post-Closing Adjustment Payment.

(a)    If the Final Merger Consideration is greater than the Closing Merger Consideration, (i) the Parent shall promptly (but in any event within two (2) Business Days following the final determination of the Final Merger Consideration) pay to (A) the Paying Agent (for distribution to the Common Stockholders), the Stockholder Percentage of the amount equal to (x) such difference, minus (y) any fees, expenses and any portion thereof that would be due to a Dissenting Stockholder (such amount, the “Positive Adjustment Difference”) by wire transfer of immediately available funds to an account designated in writing by the Paying Agent to the Parent, and the Paying Agent shall promptly distribute to each Common Stockholder its applicable portion thereof, (B) the Paying Agent (for distribution to the Warrantholder), the Warrantholder Percentage of the Positive Adjustment Difference by wire transfer of immediately available funds to an account designated in writing by the Paying Agent to the Parent, and the Paying Agent shall promptly distribute to the Warrantholder such amount, and (C) the Surviving Company (for distribution to Optionholders in accordance with the terms (including the timing and manner of payment) of Section 1.03), the Optionholder Percentage of the Positive Adjustment Difference by wire transfer of immediately available funds to an account designated in writing by the Surviving Company to the Parent, and (ii) the Seller Representative and the Parent shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to (x) the Paying Agent (for distribution to the Common Stockholders), the Stockholder Percentage of the Purchase Price Escrow Amount (less any fees, expenses and any portion thereof that would be due to any Dissenting Stockholder) by wire transfer of immediately available funds to an account designated in writing by the Paying Agent to the Parent, and the Paying Agent shall promptly distribute to each Common Stockholder its applicable portion thereof, (y) the Paying Agent (for distribution to the Warrantholder), the Warrantholder Percentage of the Purchase Price Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Paying Agent to the Parent, and the Paying Agent shall promptly distribute to the Warrantholder such amount and (z) the Surviving Company (for distribution to the holders of Options in accordance with the terms (including the timing and manner of payment) of Section 1.03), the Optionholder Percentage of the Purchase Price Escrow Amount (less any fees, expenses and any portion thereof that would be due to any Dissenting Stockholder) by wire transfer of immediately available funds to an account designated in writing by the Surviving Company to the Parent.

(b)    If the Final Merger Consideration is equal to or less than the Closing Merger Consideration, the Parent and the Seller Representative (on behalf of the Securityholders) shall promptly (but in any event within two (2) Business Days) deliver a joint written instruction to the Escrow Agent to pay to the Parent the absolute value of such difference, if any (the “Shortfall Amount”), by wire transfer of immediately available funds to one (1) or more accounts designated by the Parent to the Seller Representative. The Shortfall Amount shall be paid solely from the funds available in the Escrow Account. In the event that the funds available in the Escrow Account are in excess of the Indemnity Escrow Amount (such excess less any fees, expenses and any portion thereof that would be due to any Dissenting Stockholder, the “Escrow Excess Amount”), the Seller Representative and the Parent shall, simultaneously with the delivery of the instructions described in the first sentence of this Section 1.12(b), deliver joint written instructions to the Escrow Agent to pay to (i) the Paying Agent (for distribution to the Common Stockholders), the Stockholder Percentage of the Escrow Excess Amount, by wire transfer of immediately available funds to an account designated in writing by the Paying Agent to the Parent and the Seller Representative, and the Paying Agent shall promptly distribute to each Common Stockholder its applicable portion thereof, (ii) the Paying Agent (for distribution to the Warrantholder), the Warrantholder Percentage of the Escrow Excess Amount by wire transfer of immediately available funds to an account designated in writing by the Paying Agent to the Parent, and the Paying Agent shall promptly distribute to the Warrantholder such amount, and (iii) the Surviving Company (for distribution to holders of Options in accordance with the terms (including the timing and manner of payment) of Section 1.03) the Optionholder Percentage of the Escrow Excess Amount by wire transfer of immediately available funds to an account designated in writing by the Surviving Company to the Parent and the Seller Representative. The Securityholders and the Seller Representative shall not have any liability for any amounts due pursuant to Section 1.11 or this Section 1.12, except to the extent of the funds available in the Escrow Account.

1.13    Escrow Account. Concurrent with the Effective Time, the Parent shall deliver $10,500,000 (such amount, the “Escrow Amount”) in immediately available funds into a separate escrow account (the “Escrow Account”), which account shall be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement substantially in the form of Exhibit J attached hereto, with such changes as may be required by the Escrow Agent and reasonably acceptable to the Parent and the Seller Representative, to be entered into on the Closing Date by the Parent, the Seller Representative and the Escrow Agent (the “Escrow Agreement”). (i) The entire amount contained in the Escrow Account shall serve as a security for, and the sole and exclusive source of payment of, the Parent’s rights pursuant to Section 1.12 and (ii) $7,500,000 (the “Indemnity Escrow Amount”) contained in the Escrow Account shall serve as a security for and source of payment of the Parent Indemnitees’ rights pursuant to Section 9.02 and the sole and exclusive source of payment of Parent Indemnitees’ rights pursuant to Section 9.02(b) and Section 9.02(c). All fees, costs and expenses of the Escrow Agent shall be borne fifty percent (50%) by the Parent and fifty percent (50%) by the Participating Securityholders.

1.14    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and to the extent available under Section 262 of the DGCL, any share of Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Common Stockholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the approval of this Agreement, which Common Stockholder complies with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such share being a “Dissenting Share,” and such Common Stockholder being a “Dissenting Stockholder”), shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to Section 1.02 but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. If any Dissenting Stockholder fails to perfect such stockholder’s dissenters’ rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted into the right to receive the consideration referred to in Section 1.02, pursuant to the exchange procedures set forth in Section 1.06. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give the Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by or on behalf of the Company in respect of the Dissenting Shares and (B) a reasonable opportunity to participate in all material communications, negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of the Dissenting Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of the Dissenting Shares.

1.15    Withholding. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Escrow Agent, the Surviving Company, the Seller Representative, the

Parent and each Securities Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If the Paying Agent, the Escrow Agent, the Surviving Company, the Seller Representative, the Parent or a Securities Buyer, as the case may be, so withholds (or causes to be withheld) amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Paying Agent, the Escrow Agent, the Surviving Company, the Seller Representative, the Parent or a Securities Buyer, as the case may be, made (or caused to be made) such deduction and withholding. At least five (5) Business Days prior to the Securities Purchase Closing, the Parent shall, shall cause the Surviving Company and each Securities Buyer to, and shall use commercially reasonable efforts to instruct the Paying Agent and the Escrow Agent to (a) notify the Seller Representative and Securityholders of any anticipated withholding (other than backup withholding or any withholding in respect of payments in compensation for services), (b) consult with the Seller Representative and Securityholders in good faith to determine whether such deduction and withholding is required under applicable Tax Law, and (c) cooperate with the Seller Representative and Securityholders in good faith to minimize the amount of any applicable withholding. The Parent agrees to use its commercially reasonable efforts to instruct the Paying Agent to give notice to the Seller Representative prior to any payment to any Securityholder of an amount payable under this Agreement that the Paying Agent determines will be subject to backup withholding.

1.16    Reference Statement. Exhibit K sets forth an illustrative statement prepared in good faith by the Company in cooperation with the Parent setting forth the various line items used (or to be used) in, and illustrating as of the date set forth therein, the calculation of Cash, Indebtedness, Net Working Capital, Transaction Expenses and Preferred Stock Liquidation Preference prepared and calculated in accordance with this Agreement, in each case, illustrating each component thereof.

ARTICLE II

CLOSING OF THE SECURITIES PURCHASE

2.01    Purchase and Sale of Securities. On the Closing Date (as defined below) and prior to the Merger, the Company shall cause its applicable Subsidiaries (collectively, the “Securities Sellers”) to, sell, transfer, convey, assign and deliver all of the Securities of each Securities Target for which the applicable Restructuring steps have been completed, free and clear of all Liens (other than Liens arising under applicable securities Laws), to the Parent or one or more of its Affiliates designated to the Company in writing prior to the Securities Purchase Closing (collectively, the “Securities Buyers”), and the Parent shall, or shall cause the applicable Securities Buyer to, purchase, acquire and accept from each applicable Securities Seller all of the Securities of the applicable Securities Target for a price specified for such Securities Target on Schedule B (the applicable price for each Securities Target being the “Securities Purchase Price”).

2.02    The Closing of the Securities Purchase. The closing of the Securities Purchase (the “Securities Purchase Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, at 9:00 a.m. local time on the fifth (5th) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article VIII hereof (other than those to be satisfied at the Securities Purchase Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreed to in writing by the Parent and the Company. The date of the Securities Purchase Closing is referred to herein as the “Closing Date.”

2.03    The Closing Transactions of the Securities Purchase. At the Securities Purchase Closing, the Parties shall, or shall cause their respective Affiliates to, consummate the following transactions with respect to each Securities Target for which the applicable Restructuring steps have been completed:

(a)    The applicable Securities Buyer shall deliver, or cause to be delivered, the applicable Securities Purchase Price to the applicable Securities Seller, by wire transfer of immediately available funds to the account(s) of one or more of the Group Companies designated in writing by the Company;

(b)    The applicable Securities Buyer and Securities Seller shall execute and deliver a securities purchase agreement (in the form attached hereto as Exhibit L-1, collectively the “Securities Purchase Agreements”) with respect to such Securities Purchase; and

(c)    The applicable Securities Seller shall deliver, or cause to be delivered, to the applicable Securities Buyer the certificates, if any, representing the applicable Securities duly endorsed and in form for transfer to such Securities Buyer or other appropriate instruments of transfer in respect of such Securities, in each case to the extent provided in the applicable Securities Purchase Agreement.

2.04    Acquisition of BlueCielo RUS. Concurrently with and as a condition to the Merger Closing, the Parent and a holding company domiciled in Delaware owned by some or all of the Securityholders (“Seller Holdco”) shall execute and deliver (and the Seller Representative shall cause the Seller Holdco to execute and deliver) a purchase agreement in the form set forth in Exhibit L-2 (the “BlueCielo Purchase Agreement”) providing for the transfer of all outstanding equity interests of BlueCielo RUS from Seller Holdco to the Surviving Company or an Affiliate of the Surviving Company designated by the Parent.

ARTICLE III

CLOSING OF THE MERGER

3.01    The Closing of the Merger. The closing of the transactions contemplated by this Agreement (other than the transactions contemplated by Section 2.01) (the “Merger Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022 on the Closing Date as soon as practicable following, and subject to the occurrence of, the Securities Purchase Closing.

3.02    The Closing Transactions of the Merger. The Parties shall consummate the following transactions at the Merger Closing:

(a)    the Company and the Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;

(b)    in accordance with Section 1.06, the Parent shall deliver, or cause to be delivered, the Closing Payment Amount set forth in the Estimated Closing Statement to the Paying Agent, by wire transfer of immediately available funds to the account(s) designated in writing by the Paying Agent;

(c)    in accordance with Section 1.03 (including the timing and manner of payment), the Parent shall (i) deliver, or cause to be delivered, the Closing Option Consideration set forth in the Estimated Closing Statement to the Company, for the benefit of the holders of Options, by wire transfer of immediately available funds to the account designated in writing by the Company or (ii) cause the Company to set aside an amount of funds (which amount shall, for the avoidance of doubt, be included in the calculation of Cash in calculating the Final Merger Consideration in accordance with Section 1.10, Section 1.11 or Section 1.12) equal to the Closing Option Consideration for distribution to the holders of Options;

(d)    in accordance with Section 1.07, the Parent shall deliver, or cause to be delivered, to the Seller Representative the Seller Representative Amount, by wire transfer of immediately available funds to the account(s) designated in writing by the Seller Representative;

(e)    in accordance with Section 1.13, the Parent shall deliver, or cause to be delivered, to the Escrow Agent the Escrow Amount, by wire transfer of immediately available funds to the Escrow Account, respectively;

(f)    subject to Section 6.06, the Parent shall repay, or cause to be repaid, on behalf of the Group Companies, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness under the agreements governing Indebtedness of the type referred to in clause (a) of the definition of Indebtedness, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(g)    the Parent and the Company shall make such other deliveries as are required by Article VIII hereof; and

(h)    the Parent shall pay, or cause to be paid, on behalf of the Company, the Transaction Expenses by wire transfer of immediately available funds as directed by the Seller Representative.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent, as of the date hereof and as of immediately prior to the Securities Purchase Closing on the Closing Date, as follows, except (subject to Section 11.02) as set forth in the Disclosure Schedules:

4.01    Corporate Existence and Power.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and authority to own and operate its properties and to carry on its business as now conducted.

(b)    Each Subsidiary of the Company is duly incorporated, or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of its incorporation or formation, as applicable, and has all corporate or other powers and authority to own and operate its properties and to carry on its business as now conducted. Each of the Group Companies is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(c)    The Company has made available to the Parent true and complete copies of the certificate of incorporation and bylaws or similar organizational documents, as currently in effect and as amended as of the date hereof, for each Group Company.

4.02    Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company’s corporate powers and, upon receipt of the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceeding on its part is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity affecting the availability of specific performance and other equitable remedies (collectively, the “Enforceability Exceptions”)).

4.03    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the execution, delivery and performance by the Company and any of its applicable Subsidiaries of the other Transaction Agreements to which any such Person is or will be a party, and the consummation of the transactions contemplated hereby and thereby (with or without notice or lapse of time), require no action by or in respect of, or filing, declaration or registration with, or consent or approval of, any Governmental Entity (collectively, “Governmental Filings”) other than (a) compliance with any applicable requirements of, and filings under, the HSR Act and any Governmental Filings required by reason of the transactions contemplated by the BlueCielo Purchase Agreement, (b) Governmental Filings set forth on Schedule 4.03, (c) the filing of the Certificate of Merger in connection with the Merger in accordance with the DGCL and (d) such other Governmental Filings, the failure of which to be obtained or made, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and would not reasonably be expected to prevent the Company from performing its obligations hereunder or consummating the transactions contemplated hereby.

4.04    Noncontravention. The execution, delivery and performance by the Company of this Agreement and the execution, delivery and performance by the Company and any of its applicable Subsidiaries of the other Transaction Agreements to which any such Person is or will be a party and the consummation of the transactions contemplated hereby and thereby (subject to receipt of the Stockholder Approval) do not (a) conflict with, violate or result in a breach of any provision of the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 4.03, violate any applicable Law or Governmental Order to which the Company or any of its Subsidiaries or any of the assets or businesses of the Company or any such Subsidiary is subject, (c) require any consent or other action by any Person under, conflict with, result in a breach of, constitute a default under, or give rise to any right of termination, cancellation, notice, modification or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under any Company Material Contract or Real Property Lease to which such Person is a party or result in the violation or revocation of any Permit, or (d) result in the creation or imposition of any Lien on any material asset, property or business of the Company or any of its Subsidiaries, except for any Permitted Liens, other than, in the case of clauses (b) and (c) above, any such violations, conflicts, breaches, defaults, accelerations, losses of rights or benefits, consents, terminations, modifications, cancellations, notices, Liens or rights that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

4.05    Capitalization.

(a)    The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock and 110,000 shares of Preferred Stock. As of the date of this Agreement, (i) 458,438.05 shares of Common Stock are outstanding (among which 27,538.59 shares are subject to vesting conditions), (ii) 100,000 shares of Preferred Stock are outstanding, and (iii) 23,001.90 shares of Common Stock are issuable upon the exercise of outstanding Options (whether or not presently exercisable), and (iv) 11,379.69 shares of Common Stock are issuable upon the exercise of the Warrant (whether or not presently exercisable). Except as set forth above, as of the date hereof and, except for Options, the Warrant and issuances of Common Stock upon the exercise of Options in the ordinary course of business consistent with past practice and the Warrant in compliance with this Agreement, as of the Closing Date, there are no shares of capital stock or other equity securities or interests of the Company authorized, issued, reserved for issuance or outstanding. All of the outstanding shares of capital stock of the Company have been, and any shares of capital stock of the Company issuable upon the exercise of Options and the Warrant will upon such exercise be, duly authorized and validly issued, and are or will be fully paid and nonassessable, in accordance with, and not subject to or issued in violation of, the requirements of applicable Law (including the Securities Act of 1933, as amended, and any relevant state securities Laws and the DGCL), the Organizational Documents, and any Contract to which the Company is bound in respect of the foregoing and are owned of record by the holders thereof as set forth on Schedule 4.05(a). Schedule 4.05(a) sets forth, as of the date hereof, corresponding to the name of each Securityholder, the number of shares of Common Stock (separately identifying shares of Common Stock that are subject to vesting) held and the maximum number of shares of Common Stock that may be issued upon exercise of such holder’s Vested Option or Vested Warrant and the amount of any Note Obligations. Schedule 4.05(a) also sets forth, with respect to each Securityholder, the grant date, expiration date, exercise price and vesting schedule related to

Options and the Warrant, as applicable, and the vesting schedule related to any shares of Common Stock that are subject to vesting. There are no bonds, debentures, notes, debt securities or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any holder of any share of capital stock (or equivalent) of the Company or Subsidiary thereof may vote (“Voting Company Debt”). All the outstanding shares of capital stock (or equivalent) of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, in each case, in all material respects in accordance with, and not subject to or issued in violation of, the requirements of applicable Law, the Organizational Documents of such Subsidiary, or any Contract to which the Company or any such Subsidiary is bound in respect of the foregoing. Except for the Options, the Warrant and the exercise notices pursuant to which shares of Common Stock subject to vesting have been issued, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, profit participation rights, purchase rights, conversion rights, exchange rights, preemptive rights, puts, calls, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (A) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other equity interests in, or any security convertible into or exercisable for or exchangeable into, or giving any Person a right to subscribe for or acquire, any shares of capital stock of or other equity interest in, the Company or any Subsidiary of the Company or any Voting Company Debt, (B) obligating the Company or any of its Subsidiaries to issue, grant or enter into any such option, warrant, right, puts, calls, units, security, commitment, Contract, arrangement or undertaking or other equity interest or (C) pay an amount in cash or in kind with respect to, or based on the value of, any shares of capital stock of or other equity interest in the Company or any of its Subsidiaries or any Voting Company Debt (the foregoing types of interests, regardless of the issuer thereof, the “Derivative Securities”).

(b)    Except as set forth on Schedule 4.05(b) and except for the Options, the Warrant and the exercise notices pursuant to which shares of Common Stock subject to vesting have been issued, there are no outstanding options, warrants, rights, convertible or exchangeable securities, other equity interests, or Contracts, commitments or undertakings of the Company or any of its Subsidiaries (i) to convert, repurchase, redeem or otherwise acquire any shares of capital stock of or other equity interest in the Company or any of its Subsidiaries or (ii) relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries (including any voting trusts, voting agreements, proxies, equityholder agreements or other agreements that may affect the voting or transfer of such capital stock or other equity securities).

(c)    As of the date hereof, since June 11, 2018, (i) there has not been any stock dividend, stock split, combination or other similar capitalization event with respect to the Preferred Stock, and (ii) the Company has not declared any dividend on the Common Stock.

(d)    Schedule 4.05(d)(i) sets forth a true and complete list of all Subsidiaries of the Company, including the name and jurisdiction of organization of each such Subsidiary, the issued and outstanding capital stock (or equivalent) of each such Subsidiary and the beneficial and record owner of such capital stock (or equivalent). Except for interests in the Company’s Subsidiaries and except as set forth in Schedule 4.05(d)(ii), the Company and its Subsidiaries do

not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest, other equity interest or any Derivative Securities in any Person. There are no outstanding commitments or agreements obligating the Company or one of its Subsidiaries to make any material investment (in the form of a loan, capital contribution or other form of investment) in any Person, other than any such commitments or agreements between or among the Company and any of its wholly-owned Subsidiaries, and none of the Company or any of its Subsidiaries holds or beneficially owns any direct or indirect equity interest in any Person, or any subscriptions, subscription rights, options, warrants, rights, calls, (including preemptive rights, purchase rights, redemption rights, conversion rights, exchange rights and rights of first refusal), puts, convertible securities or other commitments of any character obligating or purporting to obligate the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any convertible securities or other equity interest in any Person. Each Subsidiary of the Company is either directly or indirectly wholly-owned by the Company or another wholly-owned direct or indirect Subsidiary of the Company and the Company directly or indirectly owns all of the capital stock (or equivalent) of each of its Subsidiaries free and clear of all Liens (other than Permitted Liens).

4.06    Financial Statements. Parent has been provided true, complete and correct copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of the fiscal years ended December 31, 2017 and December 31, 2016 and the related consolidated statements of financial condition, operations, income (or loss), shareholders’ equity and cash flows for the years then-ended (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of the five (5)-month period ended May 31, 2018 and the related consolidated statements of financial condition, operations, income (or loss), shareholders’ equity and cash flows for the five (5)-month period then-ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in all material respects in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the date indicated and the results of operations, cash flows, income (or loss) and shareholders’ equity for the period then ended, except with respect to the Interim Financial Statements, which are subject in each case to (i) normal year-end adjustments and (ii) the absence of disclosures normally made in footnotes, in each case of (i) and (ii), none of which are material in nature or amount, individually or in the aggregate. The Financial Statements have been prepared from, and in accordance with, the books and records of the Company and its Subsidiaries, which books and records have been maintained in accordance with GAAP in all material respects. The accounting controls of the Company and its Subsidiaries have been and are sufficient, in all material respects, to provide reasonable assurances that (A) all material transactions are executed in accordance with management’s general or specific authorization and (B) all transactions are recorded as reasonably necessary to permit the accurate preparation of financial statements in accordance with GAAP and, to the extent consistent therewith, the accounting principles, methods and practices used in preparing the Audited Financial Statements. The balance sheet as of May 31, 2018, which is included in the Interim Financial Statements, is referred to herein as the “Latest Balance Sheet” and May 31, 2018 is referred to as the “Latest Balance Sheet Date”, and the balance sheet as of December 31, 2017, which is included in the Audited Financial Statements, is referred to herein as the “Audited Balance Sheet” and December 31, 2017 is referred to as the “Audited Balance Sheet Date”.

4.07    Absence of Certain Changes.

(a)    Since the Audited Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice.

(b)    Since the Audited Balance Sheet Date, there has not been a Material Adverse Effect.

(c)    Since the Audited Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing Date without the Parent’s consent, would constitute a breach of Section 6.01(a), (b), (c), (e), (l), (m), (n), (o), (p) or (q).

(d)    Since the Latest Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing Date without the Parent’s consent, would constitute a breach of any subsection of Section 6.01 not referenced in Section 4.07(c).

4.08    No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any kind other than (a) Liabilities specifically reflected or reserved against in the Financial Statements, (b) Liabilities that have been discharged or paid off as of the date hereof, (c) Liabilities associated with express contractual obligations contained in agreements to which the Company or any of its Subsidiaries is a party as of the date hereof (but excluding Liabilities arising out of a breach of, or default under, any provision of any such agreements), (d) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017, (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole and (f) Liabilities incurred in connection with the transactions contemplated hereby that are otherwise included in the calculation of the Closing Merger Consideration pursuant to Section 1.10 or the Final Merger Consideration pursuant to Section 1.11.

4.09    Company Material Contracts.

(a)    As of the date hereof, other than as set forth on Schedule 4.09(a) and other than purchase orders and invoices entered into in the ordinary course of business consistent with past practice which are entered into pursuant to one or more master Contracts otherwise disclosed pursuant to this Section 4.09 and which such purchase orders and invoices do not contain the types of provisions described in clause (viii) below, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)    any lease of personal property or intangibles (whether as lessor or lessee) providing for annual rentals of $500,000 or more or aggregate payments by the Company and/or any of its Subsidiaries of $1,000,000 or more;

(ii)    any Contract for the purchase or provision of materials, supplies, goods, services, equipment or other assets (x) pursuant to which, during the last twelve (12) months prior to the date hereof, the Company and/or any of its Subsidiaries made aggregate payments of $500,000 or more or (y) providing for future annual aggregate payments by the Company and/or any of its Subsidiaries of $1,000,000 or more;

(iii)    any Contract (which may be a master agreement encompassing multiple service addendums or ancillary documents) between the Company or one or more of its Subsidiaries, on the one hand, and a counterparty or one or more of its Affiliates, on the other hand, in each case providing for the sale, distribution, provision and/or licensing, respectively, by the Company and/or its Subsidiaries of materials, supplies, goods, services, equipment or other assets (excluding Intellectual Property Rights), in each case (x) pursuant to which, during the last twelve (12) months prior to the date hereof, the Company and/or any of its Subsidiaries collected aggregate payments of $500,000 or more or (y) which provides for future annual payments to the Company and/or any of its Subsidiaries of $1,000,000 or more with respect to any such counterparty and its Affiliates;

(iv)    any limited liability company, partnership, joint venture, collaboration, alliance or other similar agreement or Contract or any Contract involving a sharing of profits, losses, costs or Liabilities with any other Person;

(v)    any Contract relating to the acquisition or disposition of any business or material assets (whether by merger, sale of stock (or equivalent), sale of assets or otherwise), in each case other than the sale of goods and services in the ordinary course of business consistent with past practice;

(vi)    any Contract (other than a Company Plan) relating to any equity (or securities convertible or exchangeable into equity) or debt investment in or by any Person (other than Options) or any material loan to any Person, other than advances to employees made in the ordinary course of business consistent with past practice;

(vii)    any Contract relating to Indebtedness of the Company or any of its Subsidiaries or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(viii)    any Contract that (A) materially limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, product or service or with any Person or in any location, or otherwise operate in any location or which purports to be binding on any of the Company’s upstream Affiliates, including, from and after the Merger Closing, Parent and its Affiliates, (B) requires any Group Company to charge certain prices or provide terms of delivery or service-level credits pursuant to a most-favored nation clause, (C) grants any material exclusive rights, rights of first refusal or rights of first negotiation to any Person or (D) subjects any Group Company or any of the Company’s upstream Affiliates, including, from and after the Merger Closing, Parent and its Affiliates, to non-hire or non-solicitation obligations, in the case of this clause (D), other than such obligations contained in customary non-disclosure agreements entered into by any Group Company in the ordinary course of business;

(ix)    any Contract pursuant to which (A) the Company or any of its Subsidiaries grants any right or license to material Owned Intellectual Property Rights to any Person (excluding non-exclusive licenses granted to customers and vendors of the Company or any of its Subsidiaries in the ordinary course of business) or (B) the Company or any of its Subsidiaries obtains the right to use any material Intellectual Property Rights (excluding licenses for commercial off the shelf computer software or data services with an annual spend below $250,000);

(x)    any settlement, conciliation or similar agreement with any Person pursuant to which any Group Company is obligated to pay an amount in excess of $250,000 or which subjects, or may subject, any Group Company or any of the Company’s upstream Affiliates, including, from and after the Merger Closing, Parent and its Affiliates, to any material restriction or obligation with respect to the conduct of its business;

(xi)    any Contract (other than a Company Plan) providing for a capital expenditure or expenditures by the Company or any of its Subsidiaries, individually or in the aggregate, in excess of $500,000;

(xii)    any Contract with any Top Customer or Top Supplier;

(xiii)    any employment or consulting agreement that provided for compensation exceeding $300,000 for fiscal year ended December 31, 2017 or which includes a promise to provide severance or notice of termination in excess of minimum statutory requirements; and

(xiv)    any collective bargaining agreement or other similar Contract with any labor union, labor organization, works council or group of employees (each, a “CBA”).

(b)    The Company has made available to the Parent true, complete and correct copies of all Company Material Contracts. Each Contract or group of related Contracts listed of the type described in Section 4.09(a) (whether or not entered into prior to, on or after the date hereof, together with all amendments, modifications, supplements, exhibits, annexes and schedules thereto, each, a “Company Material Contract”) is a valid and binding agreement of the Company or any of its Subsidiaries, as the case may be, and, to the knowledge of the Company, the other parties thereto, and is in full force and effect, subject in each case to the Enforceability Exceptions, except for such failures as, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (i) none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, is in default or breach under the terms of any Company Material Contract (in each case, with or without notice or lapse of time or both), (ii) the Company and each of its Subsidiaries is in compliance with the terms and requirements of each Company Material Contract to which it is a party, and (iii) to the knowledge of the Company, each other party to such Company Material Contract is in compliance with the terms and requirements of such Company Material Contract. Within the last twelve (12)

months prior to the date hereof, except as has not been and would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received any written notice from any other party to a Company Material Contract regarding any actual or possible violation or breach of, or default under or dispute with respect to, any Company Material Contract. Within the last twelve (12) months prior to the date hereof, except as has not been and would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received any written notice that any counterparty to a Company Material Contract has terminated, or intends to terminate or amend in a manner adverse to the Company or any of its Subsidiaries, any Company Material Contract. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any Company Material Contract by the Company or any Subsidiary of the Company party thereto (in each case, with or without notice or lapse of time or both).

4.10    Litigation. There are no, and, since May 16, 2016, there have not been any, material Actions instituted or pending against, or threatened in writing against, the Company or any of its Subsidiaries or any of their respective assets, businesses or properties by or before any arbitrator or Governmental Entity (other than routine claims for benefits under any Company Plan). None of the Company, any of its Subsidiaries, or any of their respective properties, assets or businesses, is a party to or subject to or bound by any material Governmental Order. There are no, and, since May 16, 2016, there have not been any, material Actions instituted, pending or, to the knowledge of the Company, threatened, against any executive officer or director (or equivalent) of the Company or any of its Subsidiaries in their capacities as such.

4.11    Compliance with Laws and Court Orders; Permits.

(a)    Each of the Company and its Subsidiaries is, and since June 30, 2013, each of the Company and its Subsidiaries has been, in compliance with applicable Law in all material respects. There is, and since June 30, 2013 there has been, no judgment, decree, injunction, rule or Governmental Order outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or that in any manner would reasonably be expected to prevent, enjoin, alter or materially delay the transactions contemplated hereby. Since June 30, 2013, neither the Company nor any of its Subsidiaries has received any written (or, to the knowledge of the Company, oral) notice of any Action, investigation or review by any Governmental Entity, and, to the knowledge of the Company, no Action, investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same, in each case that is, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company, its Subsidiaries, nor to the knowledge of the Company, any of their respective directors, officers, key employees or Persons performing management functions similar to officers or partners has received any claim, demand, notice, complaint or Governmental Order from any Governmental Entity since June 30, 2013, under, or relating to any material violation or possible material violation of any applicable Law or Permit. Each of the Company and its Subsidiaries holds all current and effective licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities reasonably necessary for the lawful conduct of their respective businesses (collectively, “Permits”), and all such Permits are in full force and effect, except where the failure to hold the same, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is in compliance in all material respects with, and since June 30, 2013, the Company and each of its Subsidiaries have been in compliance in all material respects with, the terms and conditions of all Permits.

(b)    The Company and its Subsidiaries have implemented and maintained, and since June 30, 2013 the Company and its Subsidiaries have implemented and maintained, in effect policies, controls, books, records and procedures reasonably designed to ensure compliance, and to prevent and detect any violations, by the Company and its Subsidiaries and their respective directors (or equivalents), officers, employees and agents with or of Anti-Corruption Laws, Anti-Money Laundering Laws, and applicable Sanctions and Ex-Im Laws, and the Company and its Subsidiaries and their respective directors, officers and employees, and, to the knowledge of the Company, agents are, and since June 30, 2013 have been, in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, and applicable Sanctions and Ex-Im Laws. None of the Company or any of its Subsidiaries or any of their respective directors, officers, employees, or agents is a Sanctioned Person. Since June 30, 2013, none of the Company or any of its Subsidiaries has received from any Governmental Entity or other Person any written (or, to the knowledge of the Company, oral) notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to Anti-Corruption Laws, Anti-Money Laundering Laws, or applicable Sanctions and Ex-Im Laws.

4.12    Properties. None of the Company nor any of its Subsidiaries own any real property. The Company and its Subsidiaries (a) have valid and good title to, or in the case of leased property and personal property have valid, binding and enforceable in accordance with its terms (subject to the Enforceability Exceptions) leasehold interests in, all Leased Real Property and all items of material personal property used by the Company or its Subsidiaries (other than Intellectual Property Rights), except, in each case, for assets that have been disposed of since the Latest Balance Sheet Date or where the failure to have such good title or valid, binding and enforceable leasehold interests, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (b) are not subject to any contractual restriction with respect to any items of material personal property, except for restrictions that, if violated and enforced, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. All required deposits, rent and other sums, material obligations and charges payable or to be performed by the Company or any of its Subsidiaries, as tenant under any of the real property leases, licenses, subleases and occupancy agreements to which the Company or such Subsidiaries are a party, are current in all material respects. Schedule 4.12 contains the address and a true and complete list as of the date hereof of all real property leases, licenses, subleases and occupancy agreements, together with any amendments, extensions, renewals and other agreements thereto (the “Real Property Leases”), with respect to all real property leases, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries as of the date hereof (the “Leased Real Property”). None of such Real Property Leases have been modified as of the date hereof in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Parent prior to the date of this Agreement. The Company has made available to the Parent true, complete and correct copies of all Real Property Leases. The Real Property Leases are in full force and effect, and there is no material breach, violation or default (nor does there exist any condition, which with the passage of time or the giving of notice or both, would cause such a material breach, violation or default, or permit the termination, modification or acceleration of rent under such Real Property Lease) by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any of the Real Property Leases. Since May 16, 2016, neither the Company’s nor any of its Subsidiaries’ possession or quiet enjoyment of the Leased Real Property has been disturbed, and to the Company’s knowledge, there are no disputes with respect to any Real Property Lease. Neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein. Except as set forth on Schedule 4.12, neither the Company nor any of its Subsidiaries have subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. The Leased Real Property identified in Schedule 4.12 comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries. The Leased Real Property is adequate to permit the use thereof in the manner that it is currently utilized by the Company and its Subsidiaries. No material personal property of the Company or any of its Subsidiaries is subject to any Liens except for Permitted Liens.

4.13    Intellectual Property.

(a)    Schedule 4.13 contains a complete and accurate list as of the date hereof of all registrations, applications for registration and domain names, included in the Owned Intellectual Property Rights, listing for each such item, as applicable, (i) the record owner, (ii) the jurisdictions in which such item has been issued or registered or in which each such application for issuance or registration of such item has been filed, and (iii) the registration or application number. Each item of Owned Intellectual Property Rights required to be scheduled in Schedule 4.13 is subsisting, and, except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, each issued or registered item of Owned Intellectual Property Right is valid and enforceable. The Company or one of its Subsidiaries solely and exclusively owns all right, title and interest in and to all Owned Intellectual Property Rights set forth on Schedule 4.13 free and clear of all Liens except Permitted Liens. The Company and each Subsidiary either owns or has a valid and enforceable written license agreement to all Intellectual Property Rights used in or necessary for the Company’s or any of its Subsidiaries’ businesses as presently conducted, free and clear of all Liens and defects in title, in each case except Permitted Liens. Immediately after the Merger Closing, the Company and its Subsidiaries will own or have a valid and enforceable right to use all Intellectual Property Rights used in or necessary for the Company’s and each of its Subsidiaries’ businesses as presently conducted.

(b)    No Action is pending or has been threatened in writing against the Company or any of its Subsidiaries that challenges the ownership, use, scope, validity or enforceability of any Intellectual Property Rights. None of the Owned Intellectual Property Rights are subject to any outstanding order, act, writ, judgment, injunction, Governmental Order, decree, award or agreement restricting or otherwise materially limiting the use, validity, enforceability, scope, disposition or exploitation thereof by the Company or any of its Subsidiaries.

(c)    Since May 16, 2016, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person in any material respect. There is no claim or proceeding pending against or threatened in writing against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party, including without limitation any demand or request that the Company or any Subsidiary license any rights from any third Person. Except as, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect, no Person possesses any Intellectual Property Rights that restricts the Company or any Subsidiary for the business as currently conducted.

(d)    Since May 16, 2016, except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right in any material respect.

(e)    No trade secret or any other confidential information material to the Company or any of its Subsidiaries, has been disclosed by the Company or any of its Subsidiaries to any third Person other than pursuant to an agreement restricting the disclosure and use of such trade secrets and confidential information, which to the knowledge of the Company has not been breached by such third Person. The Company and each of its Subsidiaries have taken commercially reasonable measures consistent with industry standards to protect the confidentiality of all of its material trade secrets and confidential and proprietary information.

(f)    Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, each current and former director, officer, employee, and outside consultant or contractor of the Company or any of its Subsidiaries that has contributed to the creation of any material Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries, in whole or in part, has signed a written agreement pursuant to which all such Intellectual Property Rights have been irrevocably and unconditionally assigned to the Company or one of its Subsidiaries, and pursuant to which such Person shall not disclose the Company’s material confidential information. No government funding, facilities of a university, college, other educational institution or research center was used in the creation or development of any Owned Intellectual Property Rights.

(g)    Except as set forth on Schedule 4.13(g), neither the Company nor any of its Subsidiaries has provided access to any source code to any material Proprietary Software to any Person (other than its employees, consultants and contractors involved in the development or maintenance thereof who are subject to obligations of confidentiality with respect thereto) and no Person has asserted any right to access the same. Except as set forth on Schedule 4.13(g), neither the Company nor any of its Subsidiaries is a party to any Contract (i) requiring the deposit of any material Proprietary Software source code with an escrow agent or escrow service, (ii) requiring the sharing or disclosure of any material Proprietary Software source code with any Person, or (iii) granting to any Person a license, option or right with respect to any material Proprietary Software source code. The Proprietary Software functions in all material respects (i) as necessary for the operation of the business as currently conducted, and (ii) to the knowledge of the Company, as required by customer contracts.

(h)    Except as set forth on Schedule 4.13(h), none of the material Proprietary Software that is licensed or made available by the Company or any of its Subsidiaries to any third party uses, incorporates or is based upon any open source code, freeware, libraries or any source code subject to any “open source” or “copyleft” license that, as of the date hereof: (i) requires the disclosure of any source code for any portion of such material Proprietary Software; or (ii) otherwise imposes an obligation on the Company or any of its Subsidiaries to distribute any such material Proprietary Software on a royalty-free basis. The Company and each of its Subsidiaries are and have been in all material respects in compliance with the terms and conditions of all applicable open source or copyleft license agreements.

(i)    The Company and each of its Subsidiaries have taken reasonable precautions to protect the material Proprietary Software and the material IT Assets used by the Company from any material defect, bug, virus, malicious computer code, or programs or programming, design, documentation error or corruptant, and such material Proprietary Software and material IT Assets conform in all material respects to the specifications and purposes thereof and are sufficient for the material immediate needs of the Company’s business.

(j)    Since May 16, 2016, there has been no (i) material failure or other material substandard performance of any IT Assets used by the Company including any virus or data security incident, or (ii) unauthorized intrusions or breaches of security with respect to any IT Asset used by the Company, in each case, which has caused any material disruption to the business of the Company or any of its Subsidiaries.

4.14    Material Government Contracts.

(a)    To the extent permitted by Law, the Company has delivered or made available to the Parent a correct and complete copy of the top ten (10) Government Contracts in effect as of the date hereof by revenue generated during the twelve (12) month period ended May 31, 2018 and of each other Government Contract which provides for annual payments to the Company and/or any of its Subsidiaries of at least $500,000 (each, a “Material Government Contract”), each of which is listed in Schedule 4.14(a). No Governmental Entity under a Government Contract or any other Person acting on behalf of such Governmental Entity, has notified any Group Company in writing (or, to the knowledge of the Company, orally) of any actual or alleged material violation or breach of any Law, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification. Since May 16, 2016 (i) there has been no material breach of a Government Contract and the representations and certifications submitted in connection with Government Contracts and related bids or proposals were accurate as of their respective effective dates in all material respects; (ii) the invoices and timekeeping records submitted to a customer or auditor in connection with Government Contracts have been accurate in all material respects, and material adjustments, discounts, rebates and reimbursements required under Government Contracts have been promptly credited to the applicable customer and accurately recorded; (iii) no Government Contract has been awarded on the basis of a “small business” or other preferred bidder status or on the basis of the disclosure of cost or comparable pricing data, or includes any obligation regarding a guaranteed pricing or payment on the basis of costs incurred; and (iv) no written notice has been received effecting (or indicating an intent to effect) a termination for convenience of any Material Government Contract or a termination for default of any Government Contract.

(b)    No Group Company, or to the knowledge of the Company any of its officers, directors, principals or managers, have been the subject of a suspension, debarment, or exclusion proceeding nor have been determined by a Governmental Entity to have a conflict of interest or been disqualified from participation in a procurement by a Governmental Entity, nor had access to (for officers, directors, principals or managers, by reason of their relationship with the applicable Group Company) confidential or non-public information relating to a Governmental Entity to which (to the knowledge of the Company) they were not lawfully entitled, nor made or offered or solicited or accepted any bribe, kickback or unlawful payment or item, service or benefit of value in connection with a Government Contract or with a Governmental Entity that is a party to a Government Contract. No Action with respect to any Government Contract has been commenced or, to the knowledge of the Company, threatened, against any Group Company or any employee thereof.

(c)    No Group Company is currently undergoing, and since May 16, 2016 there has not been, any (i) audit, inspection, or investigation of records by any Governmental Entity relating to any Government Contract (other than routine audits conducted by a Governmental Entity), or (ii) mandatory or voluntary disclosure to a Governmental Entity or prime contractor regarding a possible or actual material violation of any Contract, Law or regulation related to a Government Contract.

4.15    Insurance Coverage.

(a)    The Group Companies are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts and coverage as are reasonably prudent and customary for the businesses in which the Group Companies are engaged. Schedule 4.15(a) sets forth a true, complete and correct list of all material insurance policies relating to the assets, business, operations, employees, officers or directors (or equivalents) of the Company and its Subsidiaries, in each case that are in effect as of the date hereof. There are no material claims by the Company or any of its Subsidiaries pending, under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All of the insurance policies set forth on Schedule 4.15(a) are legal, valid, binding and enforceable, and in full force and effect, and neither the Company nor any of its Subsidiaries is in breach or default with respect to its obligations under any such insurance policy, except where such failure to be in full force and effect, breach or default, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. All premiums payable by the Company and its Subsidiaries under such policies and bonds have been paid.

(b)    Schedule 4.15(b) sets forth a true, complete and correct list of all insurance policies (the “Effective RWI Policies”) issued in connection with the acquisitions of any business or material assets listed on Schedule 4.09(a)(v), a true and complete copy of each of which has been provided to the Parent. Since May 16, 2016 there have been no claims made or attempted to be made under any such Effective RWI Policies. All of the Effective RWI Policies are legal, valid, binding and enforceable, and in full force and effect, and neither the Company nor any of its Subsidiaries is in breach or default with respect to its obligations under any such Effective RWI Policy. All premiums payable by the Company and its Subsidiaries under such Effective RWI Policies have been paid.

4.16    Finders’ Fees. Other than Lazard, there is no investment banker, broker, finder or other Person retained by or authorized to act on behalf of the Company or any of its Subsidiaries who may be entitled to any fee, commission or other similar payment in connection with the transactions contemplated by this Agreement other than any commission, brokerage, finder’s fee or other similar compensation which will be included in the calculation of Transaction Expenses.

4.17    Employees.

(a)    The Company and its Subsidiaries have materially complied with all applicable Laws respecting labor, employment and employment practices, including all laws relating to wages, hours, vacation pay, profit sharing, employment practices, terms and conditions of employment, unemployment compensation and insurance, workers’ compensation, equal employment opportunity, age and disability discrimination, disability rights or benefits, immigration control and employment of foreign citizens, employee and independent contractor classification, information privacy and security, dismissal, plant closures, collective dismissals and layoffs (including the Worker Adjustment and Retraining Notification Act, as amended, or any similar Laws (the “WARN Act”)), health and safety, labor relations, employee leave issues, affirmative action and affirmative action plan requirements, overtime, and continuation coverage with respect to group health plans.

(b)    (i) The Company and its Subsidiaries are neither party to, nor bound by, any CBA; (ii) no employee is covered by any labor-related agreements or arrangements or effective or pending CBAs; and (iii) no employees of the Company or any of its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or any of its Subsidiaries. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(c)    To the knowledge of the Company, since May 16, 2016, there has been no activity on behalf of any labor union or organization or employee group to organize any employees of the Company or any of its Subsidiaries. Since May 16, 2016, there has not been, and there is not pending or, to the knowledge of the Company, threatened, any work stoppage, lockout, labor strike or slowdown of Company Employees, or unfair labor practice complaint, picketing or other material labor dispute against or affecting any Group Company. Since May 16, 2016, there have been no demands for recognition or certification by any labor union, works council, other labor organization, or group of employees of the Company or any of its Subsidiaries, and there are no representation or certification proceedings presently pending before the National Labor Relations Board or any other similar Governmental Entity. There are no charges with respect to or relating to the Company or any of its Subsidiaries pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.

4.18    Company Plans.

(a)    Schedule 4.18(a) lists all Company Plans, by country of origin, as of the date hereof. With respect to each Company Plan required to be set forth on Schedule 4.18(a), the Company has made available to the Parent, to the extent applicable, a true and complete copy of (i) each such Company Plan document, including all material amendments thereto, (ii) the latest summary plan description (including any summaries of material modification), (iii) the applicable insurance policy and the certificate of insurance pursuant to which such Company Plan is maintained or benefits thereunder are offered, (iv) any trust agreement and the latest financial statements, (v) the latest annual discrimination tests, (vi) any handbooks describing the terms and conditions of any such Benefit Plan, and (vii) any material written communications to or from any Governmental Entity, or any material notices to or from any Governmental Entity, addressing any matter involving actual or potential material unpaid liability relating to a Company Plan.

(b)    No Company Plan is, and neither the Company nor any of its Subsidiaries or Affiliates maintains, sponsors, contributes to or has any Liability or potential Liability with respect to (i) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, (ii) a “multiemployer plan”, as defined in Section 3(37) or 4001(a)(3) of ERISA, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA); (v) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (vi) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by applicable Law). Neither the Company or any of its Subsidiaries has any liability under ERISA or the Code in respect of any employee benefit plan (as such term is defined in Section 3(3) of ERISA) maintained, sponsored or contributed to by any entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes or included the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries).

(c)    Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or can rely on an opinion letter for a prototype plan and, to the knowledge of the Company, there are no facts or circumstances that would reasonably be likely to cause any such determination letter or opinion letter to be revoked or not be reissued. Each Company Plan has been established, funded, maintained, operated and administered in material compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Plan and no event has occurred and, to the knowledge of the Company, no condition exists, that has subjected, or would reasonably be expected to subject, the Company or any of its Subsidiaries to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law. Other than routine benefit claims there are no pending or, to the knowledge of the Company, threatened Actions, claims or lawsuits against or relating to any Company Plan. All premiums due or payable with respect to insurance policies or other arrangements funding any Company Plan sponsored or maintained by the Company or any of its Subsidiaries for any period through the date hereof have been timely made in full or, to the extent not required to be made or paid on or prior to the date hereof, have been properly accrued in accordance with GAAP.

(d)    Except as set forth on Schedule 4.18(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or together with any other event, directly or indirectly (i) accelerate the time of vesting, timing, funding or payment of any compensation or benefit, or increase the amount of compensation or benefits due to any current or former employee, director, or officer of the Company or any of its Subsidiaries, (ii) result in any severance or other payment (whether in cash, property or vesting of property) becoming due to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries, (iii) release (in whole or in part) any employee, director or officer from any obligation, or (iv) result in the payment of any amount, individually or in the aggregate, that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(e)    Each Company Plan subject to Section 409A of the Code (if any) is in compliance in all material respects therewith, such that no Taxes or interest will be due and owing in respect of such Company Plan failing to be in compliance therewith. Neither the Company nor its Subsidiaries has any obligation to “gross up” or otherwise indemnify any individual for any Tax, including under Sections 409A and 4999 of the Code.

(f)    Any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or any of its Subsidiaries is not an employee under applicable Law or for any purpose including, without limitation, for Tax withholding purposes or Company Plan purposes. The Company and its Subsidiaries have no material liability by reason of an individual who performs or performed services for the Company or any of its Subsidiaries in any capacity being improperly excluded from participating in a Company Plan or improperly being allowed to participate in any Company Plan.

(g)    With respect to each Company Plan that is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Company Plan”), (i) if such Foreign Company Plan is required to be registered or intended to qualify for special tax treatment, satisfies all registration requirements or other requirements for such treatment and (ii) except as set forth on Schedule 4.18(g), the fair market value of the assets of each such funded Foreign Company Plan, the liability of each insurer for any such Foreign Company Plan funded through insurance or the book reserve established for any such Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. Each Foreign Company Plan has been maintained and operated in all material respects in accordance with the applicable plan document and all applicable Laws and other requirements.

4.19    Environmental Matters.

(a)    The Company and its Subsidiaries are, and since May 16, 2016 have been, in compliance in all material respects with all Environmental Laws (which compliance includes possession of all Permits required under Environmental Laws, and compliance in all material respects with the terms and conditions thereof).

(b)    Neither the Company nor any Subsidiary thereof has received, since May 16, 2016, any written notice or information alleging a material violation or material liability under any Environmental Law.

(c)    Neither the Company nor any Subsidiary thereof (nor any of their respective Affiliates or predecessors) has treated, stored, handled, placed, stored, buried, generated, disposed of, arranged for or permitted the disposal of, exposed any Person to, or Released, or owned or operated any property or facility contaminated by, any Hazardous Substances, including any Hazardous Substances produced by or resulting from any of the operations of the Company or any of its Subsidiaries at any Leased Real Property, except in each case, as would not result in any material liability (contingent or otherwise) to any Group Company pursuant to any Environmental Law.

(d)    The Company has delivered or otherwise made available for inspection to the Parent complete and correct copies of all studies, audits, assessments, reports, memoranda, investigations and other material environmental, health or safety documents pertaining to all current or former properties, facilities or operations of any Group Company, including any Hazardous Substances at the Leased Real Property or each Group Companies’ compliance with applicable Environmental Laws, in each case, that are in the possession or control of any Group Company.

4.20    Tax Matters.

(a)    (i) The Company and its Subsidiaries have timely filed all income and all other material Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries, (ii) each such Tax Return is true, correct and complete in all material respects, (iii) the Company and its Subsidiaries have timely paid all income and all other material amounts of Taxes (whether or not shown as due and payable on any Tax Returns) which are due, and (iv) for income and all other Taxes not yet due and payable with respect to any Tax period or portion thereof ending on or prior to the Closing Date determined without taking into account (x) any acceleration of deferred revenue as a result of the Restructuring and Securities Purchase transactions contemplated herein, (y) the Restructuring or (z) the Securities Purchase, an adequate provision has been made for such Taxes in accordance with GAAP and, as of the Closing Date, the aggregate amount of such Taxes not yet due and payable does not materially exceed the amount of Estimated Accrued Taxes included in the Closing Statement.

(b)    None of the Company or any of its Subsidiaries has waived or extended any statute of limitations in respect of Taxes or Tax Returns of or with respect to the Company or any of its Subsidiaries.

(c)    No Taxing Authority has proposed or, to the knowledge of the Company, is threatening to propose any material Tax assessment or any material adjustment to any income or other Tax Return with respect to the Company or any of its Subsidiaries. No written claim or nexus inquiry has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to any taxation by that jurisdiction, which remains unresolved.

(d)    There is no claim, audit, Action, suit, proceeding, examination or, to the knowledge of the Company, investigation, now pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Return.

(e)    Neither the Company nor any of its Subsidiaries is a party to, is otherwise bound by or has any obligation under any Tax Sharing Agreement (other than such an agreement or arrangement exclusively between or among the Company and any of its Subsidiaries).

(f)    Each of the Company and its Subsidiaries have withheld and paid over to the proper Governmental Entity all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party and have complied in all material respects with information reporting requirements with respect thereto.

(g)    Neither the Company nor any of its Subsidiaries has participated or engaged in any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b). If the Company or any of its Subsidiaries has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial underpayment of federal income tax within the meaning of Section 6662 of the Code, then the Company believes that it has either (i) substantial authority for the tax treatment of such transaction, or (ii) disclosed on its applicable Tax Returns the relevant facts affecting the tax treatment of such transaction.

(h)    Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary, or similar group for Tax purposes (other than a group of which the Company or its applicable Subsidiary is, or at the relevant time was, the common parent) or has any actual or potential liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of Tax law) or as a transferee or successor. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law), (ii) election under Section 108(i) of the Code, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) entered into prior to the close of business on the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) intercompany transaction or excess loss account described in U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), or (vii) election under Section 965 of the Code.

(i)    Since the Audited Balance Sheet Date, neither the Company nor any of its Subsidiaries has made, changed or rescinded any material Tax election, changed an annual accounting period, filed any amended Tax Return, settled any Tax claim or assessment or entered into any Tax closing agreement, surrendered any right to claim a refund of Taxes, or waived or extended the limitations period applicable to any Tax Return or Tax claim or assessment.

(j)    Neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 or Section 361 of the Code or is subject to (or has requested) any private letter ruling (or similar ruling) from any Taxing Authority that is still in effect (or the receipt of which is pending).

(k)    There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries except for Permitted Liens.

(l)    Neither the Company nor any of its Subsidiaries is, or has been during the period specified in Section 897(c)(1)(A)(ii) of the Code, a U.S. real property holding corporation within the meaning of Section 897 of the Code.

(m)    Each Subsidiary of the Company that is not a United States person (within the meaning of Section 7701 of the Code) is classified for U.S. tax purposes in the manner set forth on Schedule 4.20.

(n)    Since January 1, 2018, neither the Company nor any of its Subsidiaries has effected or agreed to effect any Tax Structure Change.

(o)    As of the date of this Agreement, the Company does not have knowledge that it is not possible to complete the Restructuring prior to the Closing.

4.21    Accounts Receivable. All material accounts and notes receivable reflected in the Financial Statements (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) are, to the Company’s knowledge, (a) valid, binding, genuine and existing, (b) subject to no defenses, setoffs or counterclaims and (c) current. None of the Top Customers with an account balance (i) is, to the knowledge of the Company, involved in voluntary or involuntary bankruptcy proceedings, (ii) has notified the Company or any of its Subsidiaries in writing that such customer will not pay or will otherwise contest all or a portion of its account, or (iii) is, to the knowledge of the Company, otherwise not solvent.

4.22    Related Party Transactions. Except as set forth in Schedule 4.22, (a) there are no Contracts providing for the provision of material goods or services between any of the Company or any of its Subsidiaries, on the one hand, and any current (or, since May 16, 2016, any former) officer, director, manager, member, partner, Affiliate (other than a Group Company) or direct or indirect stockholder or equity holder of the Company or any of its Subsidiaries, or any member of any such Person’s immediate family (each, a “Related Party”), on the other hand (other than, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company entered into in the ordinary course of business consistent with past practice), (b) neither the Company nor any of its Subsidiaries is owed or owes any material amount from or to any Related Party (other than, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company entered into in the ordinary course of business consistent with past practice), (c) no Related Party owns any material property right, tangible or intangible, which is used by the

Company or any of its Subsidiaries in the conduct of its business (collectively, the “Affiliate Transactions”), (d) neither the Company nor any of its Affiliates nor any of its Subsidiaries (“Company Person”) owes any debt to a Company Related Party, or has received a guarantee from, or had its debt or other obligations assumed by, a Company Related Party, other than in the ordinary course of business on arms’ length terms, and (e) none of the Company Related Parties have guaranteed or assumed any liability of any kind for any debt incurred by a Company Person (any such debt, guarantee or assumption of obligations or liability, a “Related Party Financing”). Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, each Contract or group of related Contracts with respect to any Affiliate Transaction listed on Schedule 4.22 (together with all amendments, modifications, supplements, exhibits, annexes and schedules thereto, each, an “Affiliate Contract”) is a valid and binding agreement of the Company or any of its Subsidiaries, as the case may be, and, to the knowledge of the Company, the other parties thereto, and is in full force and effect, subject in each case to the Enforceability Exceptions, and none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, is in default or breach under the terms of any Affiliate Contract (in each case, with or without notice or lapse of time or both). Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (i) the Company and each of its Subsidiaries is in compliance with the terms and requirements of each Affiliate Contract to which it is a party, and (ii) to the knowledge of the Company, each other party to such Affiliate Contract is in compliance with the terms and requirements of such Affiliate Contract. Within the last twelve (12) months prior to the date hereof, except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has received any written notice from any other party to an Affiliate Contract regarding any actual or possible material violation or breach of, or default under or dispute with respect to, any Affiliate Contract. Within the last twelve (12) months prior to the date hereof, except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has received any written notice that any counterparty to an Affiliate Contract has terminated, or intends to terminate or amend in a manner materially adverse to the Company or any of its Subsidiaries, any Affiliate Contract. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any Affiliate Contract by the Company or any Subsidiary of the Company party thereto (in each case, with or without notice or lapse of time or both).

4.23    Vote Required. The approval by the Common Stockholders holding a majority of the outstanding Common Stock is the only vote of any class or series of capital stock of the Company required to approve this Agreement and the transactions contemplated by this Agreement, including the Merger.

4.24    Top Customers and Top Suppliers. Schedule 4.24 sets forth a list of the twenty-five (25) largest customers of the Company and its Subsidiaries (measured by dollar value of aggregate revenue) (the “Top Customers”) and the twenty-five (25) largest suppliers of the Company and its Subsidiaries (measured by dollar value of aggregate cost) (the “Top Suppliers”) for the fiscal years ended December 31, 2017 and December 31, 2016. Within the last twelve (12)

months prior to the date hereof, no Top Customer or Top Supplier has ceased, or has provided notice that it intends to cease, doing business with the Company and its Subsidiaries nor decreased or materially modified, or provided notice that it intends to materially decrease or materially modify, the amount of business done with the Company and its Subsidiaries.

4.25    Acknowledgment. The Company acknowledges that other than as set forth in this Agreement or any other Transaction Agreement, none of the Parent, the Merger Sub or any of their respective directors, officers, employees, Affiliates, stockholders, agents or other Representatives makes or has made any representation or warranty, either express or implied.

4.26    No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE IV OR BY THE APPLICABLE PERSON IN ANY TRANSACTION AGREEMENT, NONE OF THE GROUP COMPANIES, THE SECURITYHOLDERS, ANY AFFILIATE THEREOF OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING OTHER DELIVERY OR DISCLOSURE TO THE PARENT, THE MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE IV OR BY THE APPLICABLE PERSON IN ANY TRANSACTION AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY, THE OTHER GROUP COMPANIES AND THEIR RESPECTIVE AFFILIATES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

THE PARENT AND THE MERGER SUB

The Parent and the Merger Sub, jointly and severally, represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

5.01    Organization and Power. Parent 1 is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Parent 2 is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. There is no pending or, to the knowledge of the Parent, threatened action for the dissolution, liquidation or insolvency of either of the Parent or the Merger Sub.

5.02    Authorization. The execution, delivery and performance of this Agreement by the Parent and the Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate and partnership action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Parent and the Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of the Parent and the Merger Sub, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

5.03    No Violation. Subject to (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (b) compliance with and filings under the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated hereby, neither the Parent nor the Merger Sub is subject to or obligated under its certificate of incorporation, its bylaws, any applicable Law, or any material Contract or any Permit, or subject to any Governmental Order, which would be breached or violated by the Parent’s or the Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for any breach or violation which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.04    Governmental Consents, etc. Except for (a) the applicable requirements of the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated hereby, and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither the Parent nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Parent or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for any failure to submit any such notice, report or filing or obtain any such consent, approval or authorization that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.05    Litigation. As of the date hereof, there is no Action pending or, to the Parent’s knowledge, threatened against the Parent or the Merger Sub at Law or in equity, or before or by any Governmental Entity and the Parent and/or the Merger Sub are not subject to any outstanding Governmental Order, in each case which has had and would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.06    Brokerage. Other than UBS Investment Bank, there is no investment banker, broker, finder or other Person retained by or authorized to act on behalf of the Parent, Merger Sub or any of their respective Affiliates who may be entitled to any fee, commission or other similar payment in connection with the transactions contemplated by this Agreement.

5.07    Financing.

(a)    The Parent will have available to it at the Merger Closing, on an unconditional basis, the financial capability and adequate funds necessary and sufficient to consummate the transactions contemplated by this Agreement and to satisfy the Parent’s other monetary and other obligations contemplated by this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Option Cancellation Agreement, the Warrant Cancellation Agreement, any Securities Purchase Agreements and the other agreements contemplated hereby.

(b)    It is acknowledged and agreed by the Parent that the obligations of the Parent under this Agreement are not subject to any conditions regarding the Parent’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

5.08    Purpose. The Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. The Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. The Merger Sub is a wholly owned Subsidiary of the Parent.

5.09    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and assuming that the Group Companies (on a consolidated basis) are Solvent prior to giving effect to such transactions, the Surviving Company and each of its Subsidiaries (on a consolidated basis) (a) shall be able to pay their respective debts as they become due and shall own property which has a fair market value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities) and (b) shall have adequate capital or source of funds to carry on their respective businesses (the foregoing (a) and (b) collectively, “Solvent”). No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

5.10    Acknowledgment. Each of the Parent and the Merger Sub acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Group Companies. In entering into this Agreement, the Parent and the Merger Sub have relied solely upon their own investigation and analysis and the representations and warranties of the Company set forth in Article IV, and each of the Parent and the Merger Sub acknowledges that, other than as set forth in this Agreement or any other Transaction Agreement, none of the Group Companies or any of their respective directors, officers, employees, Affiliates, stockholders, agents or other Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to each of the Parent and the Merger Sub and their respective agents or other Representatives prior to the execution of this Agreement.

5.11    No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE PARENT OR THE MERGER SUB IN THIS ARTICLE V OR IN ANY TRANSACTION AGREEMENT, NONE OF THE PARENT, THE MERGER SUB, ANY AFFILIATE THEREOF OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE PARENT,

THE MERGER SUB OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING OTHER DELIVERY OR DISCLOSURE TO ANY GROUP COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE PARENT AND THE MERGER SUB IN THIS ARTICLE V, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE PARENT, THE MERGER SUB AND THEIR RESPECTIVE AFFILIATES.

ARTICLE VI

COVENANTS OF THE COMPANY

6.01    Conduct of the Business. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as set forth on Schedule 6.01, (ii) if the Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or (iii) as otherwise expressly contemplated by this Agreement (including the Restructuring and the Securities Purchase), (1) the Company shall conduct its business and the businesses of its Subsidiaries in the ordinary course of business consistent with past practice; provided, that, notwithstanding the foregoing or clause (3) of this Section 6.01, the Company may use available cash to repay any Indebtedness or to pay cash dividends on or prior to the Reference Time, (2) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) preserve substantially intact its business organization and to preserve in all material respects the present commercial relationships with Top Customers and Top Suppliers with whom any Group Company does business, (B) maintain the assets of each Group Company in good repair, order and condition in all material respects, ordinary wear and tear excepted and (C) maintain in full force and effect each Group Company’s insurance policies (with substantially the same levels of coverage), and (3) the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, unless otherwise required by Law:

(a)    except for issuances as may result from the exercise of Options and issuances of Options pursuant to the Company Equity Plan set forth on Schedule 4.05(a) in accordance with their terms disclosed to the Parent in the ordinary course of business, issuances of replacement certificates for shares of Common Stock or shares of Preferred Stock, issuances of new certificates for shares of Common Stock or shares of Preferred Stock in connection with a transfer of shares of Common Stock or shares of Preferred Stock by the holder thereof, issue, sell or deliver any of its or any of its Subsidiaries’ equity securities or issue or sell any securities convertible or exchangeable into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its or any of its Subsidiaries’ equity securities;

(b)    effect any recapitalization, reclassification, equity split or like change in its capitalization;

(c)    merge or consolidate with any Person or adopt a plan or agreement of complete or partial liquidation or dissolution, or form any Subsidiary, exit any line of business or enter into any new line of business;

(d)    amend its Organizational Documents or any of its Subsidiaries’ Organizational Documents;

(e)    make any redemption or purchase of its or any of its Subsidiaries’ equity interests (other than with respect to the repurchase of Restricted Shares contemplated by Section 1.04(a), the repurchase of Common Stock (including in connection with the exercise or satisfaction of tax withholding in connection with any Options set forth on Schedule 4.05(a) in accordance with their existing terms disclosed to the Parent) from former employees of a Group Company, or the forfeiture of any Options, as required by the terms of existing agreements or any Company Plan, in each case, which are set forth on Schedule 4.05(a));

(f)    acquire (by merger or otherwise), sell, assign, transfer or otherwise dispose of any material tangible assets, except for the purchase or sale of goods or services in the ordinary course of business consistent with past practice and except for sales of obsolete assets or assets with de minimis or no book value;

(g)    sell, assign, transfer, encumber, or exclusively license any material Owned Intellectual Property Right, except for the purchase or sale of goods or services in the ordinary course of business, or permit to lapse, abandon, fail to prosecute, or fail to maintain any material Owned Intellectual Property Rights or fail to exercise a right of renewal or extension under or with respect to any material Owned Intellectual Property Right;

(h)    enter into, waive any rights under, materially amend or voluntarily terminate any Company Material Contract or Real Property Lease other than as required by Law;

(i)    make any capital expenditures or commitments therefor, except for such capital expenditures or commitments therefor that are reflected in the Company’s current budget provided to the Parent (provided, that the Company and each of its Subsidiaries shall be permitted to make capital expenditures in any amount that the Company determines is necessary in its reasonable judgment to maintain its ability to conduct its business in the ordinary course), or fail in any material respect to make any capital expenditure in the ordinary course of business in accordance with such budget;

(j)    enter into any transaction with any Related Party except pursuant to the terms of any agreement set forth on Schedule 4.22 and except (without limiting the restrictions set forth in Section 6.01(k)) for ordinary course compensation, expense reimbursement and provision of benefits to employees;

(k)    except as required under the terms of any existing Company Plan provided to the Parent and set forth on Schedule 4.05(a) or by applicable Law: (i) grant any incentive awards, retention, change-in-control or severance benefits, in each case unless such incentive awards, retention, change-in-control or severance benefits (A) would be included in the definition of “Transaction Expenses” and (B) do not contain agreements, covenants or other obligations binding the Company or any of its Affiliates (including, from and after the Merger Closing, the

Parent and its Affiliates), (ii) make any increase in the salaries, bonuses or other compensation and benefits under any Company Plan or otherwise payable by a Group Company to any current or former employees, independent contractors, officers or directors, other than general merit-based compensation increases in the ordinary course of business consistent with past practice, which such increases, in the aggregate, are less than a three percent (3%) increase in compensation (and in no event more than ten percent (10%) for one individual); (iii) terminate or amend any Company Plan other than amendment to any Company Plan that does not materially increase the cost and made in the ordinary course of business consistent with past practice; (iv) adopt or enter into any plan, policy or arrangement for the current or future benefit of any officer or director of any Group Company that would be a Company Plan if it were in existence as of the date hereof or accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Plan or otherwise; or (v) (x) hire any individual with annual compensation in excess of $200,000, (y) hire any individual with annual compensation less than $200,000 except in the ordinary course of business, or (z) terminate any Company Employee with annual compensation in excess of $200,000 (other than for “cause”);

(l)    commence, settle or compromise any Action if the amount payable by or to any Group Company in connection therewith would exceed $250,000 or that would reasonably be expected to impose other obligations that restricts the conduct of any Group Company or any of the Company’s upstream Affiliates, including, from and after the Merger Closing, Parent and its Affiliates, in each case, in any material respect;

(m)    make, rescind or change any material election in respect of Taxes or material accounting policies, practices or procedures of any Group Company, in each case unless required by Law or GAAP, take any action that would constitute a breach of Section 4.20(i) or effect any Tax Structure Change;

(n)    change policies, practices and procedures with respect to working capital or cash management, accrual of revenue, collection or accrual of accounts receivable, payment or accrual of expenses, accounts payable or other Liabilities in a manner inconsistent with the past practice;

(o)    (i) incur, replace, renew, amend, guarantee, extend or refinance any material Indebtedness (other than the accrual of interest under and borrowings under the revolving lines of credit under the Company’s existing credit facilities in the ordinary course of business and the incurrence of unsecured current obligations and liabilities in the ordinary course of business and that are not for borrowed money), or (ii) grant any Lien (other than Permitted Liens) upon any of its material assets or properties;

(p)    implement any facility closings or employee layoffs requiring notice under the WARN Act or implement any collective dismissals outside of the U.S. that would require notice to a Governmental Entity or a collective consultation process;

(q)    except as otherwise provided by Law, recognize or certify any labor union, labor organization, works council, or group of employees of the Company or the Subsidiaries as the bargaining representative for any employees of the Company or the Subsidiaries; or

(r)    authorize, consent to or enter into any binding agreement or otherwise commit to take or refrain from taking (as applicable) any of the foregoing actions.

Nothing contained in this Agreement shall give the Parent or the Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of the Company’s Subsidiaries’ operations prior to the Effective Time and the Group Companies’ failure to take any action prohibited by clauses (a) through (r) of this Section 6.01 and not consented to by the Parent shall not be a breach of this Section 6.01 or any other obligation of the Company in this Agreement. The Company shall give Parent reasonable advance notice of any grant of incentive awards, retention, change-in-control or severance benefits pursuant to Section 6.01(k)(ii).

6.02    Access to Books and Records. Subject to Section 7.05, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall provide the Parent and the Merger Sub and their respective authorized Representatives (the “Parent’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and all books and records of the Group Companies in order for the Parent to have the opportunity to make such investigation as it shall reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that (a) in exercising access rights under this Section 6.02, the Parent and the Parent’s Representatives shall not be permitted to interfere unreasonably with the conduct of the business of any Group Company and (b) the Company may elect to limit, or cause any Group Company to limit, disclosure of any information to certain Persons designated as a “clean team” by the Parent (which Persons must be reasonably acceptable to the Company). Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require any Group Company to disclose information which it has reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client privilege or attorney work-product privilege, conflict with any third party confidentiality obligations to which any Group Company is bound, or would violate any applicable Law; provided, that the Group Companies shall reasonably cooperate in good faith to enable the Parent to have permissible access to such information in a manner that would not result in loss of such privilege, conflict with such confidentiality obligations or violation of the Law and, in the case of confidentiality obligations to a third party, if requested by the Parent, shall use reasonable efforts to secure applicable consents of the applicable third party to permit such disclosure, in each case, at the Parent’s sole cost and expense. The Parent and the Merger Sub each acknowledges that it is and remains bound by the Confidentiality and Non-Disclosure Agreement among the Parent Guarantor, Genstar Capital Partners, LLC, and certain other parties, dated January 17, 2018 (the “Confidentiality Agreement”).

6.03    Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall use its commercially reasonable efforts to (a) take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 8.02); and (b) seek all consents, waivers and approvals, make any filings and deliver all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the transactions contemplated by this Agreement so as to maintain and preserve the benefits to the

Surviving Company of such Material Contracts, in each case of clauses (a) and (b), at the Company’s cost; provided, that the Company shall not be obligated to pay any amount under clause (a) or (b) that it is not otherwise contractually obligated to pay. The parties acknowledge and agree that (i) nothing contained in this Section 6.03 shall limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the Company’s obligations under this Agreement and (ii) the receipt of any consents, waivers or approvals contemplated in Section 6.03(b) shall not, in and of itself, constitute a condition to the Securities Purchase Closing or the Merger Closing. The Company shall reasonably cooperate with the Parent in its procurement of any representations and warranties insurance policy (the “R&W Insurance Policy”), which may be procured by the Parent in its sole discretion in connection with the transactions contemplated hereunder.

6.04    Restructuring. The Company shall (a) consummate the steps of the Restructuring identified as the “Kykloud & BlueCielo Group Restructuring” on Schedule A attached hereto prior to the Securities Purchase Closing and (b) take all commercially reasonable actions within its control to implement the remaining steps of the Restructuring and use commercially reasonable efforts to consummate such remaining steps, in each case, as promptly as practicable after the date hereof and prior to the Securities Purchase Closing, it being understood and agreed that the failure to consummate any portion of the Restructuring referred to in clause (b) shall not, in and of itself, constitute or give rise to the failure of a condition to the Securities Purchase Closing or the Merger Closing. The Company shall (i) keep the Parent reasonably informed on a regular and current basis (including through update calls held on a weekly basis or otherwise as the Parent may reasonably request) of the status of the Restructuring, (ii) provide the Parent with a reasonable opportunity to review and comment on drafts of all relevant documents and filings in connection with the Restructuring, and (iii) provide such other information in connection with the Restructuring as the Parent may reasonably request. If the Company determines that the completion of any step of the Restructuring is limited or restricted or may be materially delayed, then the Company shall promptly notify the Parent and shall reasonably cooperate and consult with the Parent in good faith to remove any such limitation or restriction or avoid such delay (including, as and to the extent reasonably agreed by the Parent and the Company, modifying the Restructuring in a manner that is reasonably acceptable to the Parent and the Company). The Company shall promptly notify the Parent in writing following the completion of any steps of the Restructuring described in Section 6.04(b) to the extent completed prior to the Securities Purchase Closing and shall provide the Parent with evidence reasonably satisfactory to the Parent of such completion.

6.05    Exclusive Dealing. Except in connection with any issuance of shares of Common Stock pursuant to a Vested Option or any other issuance permitted under Section 6.01, during the period from the date of this Agreement through the Effective Time or the earlier termination of this Agreement in accordance with its terms, neither the Company nor the Seller Representative shall, and the Company shall cause its Subsidiaries and shall direct its and their respective Representatives not to, take any action to knowingly initiate, solicit or engage in discussions or negotiations or enter into any understanding or agreement with, or knowingly provide any information to, any Person (other than the Parent, the Merger Sub and the Parent’s Representatives) concerning any purchase of any outstanding Common Stock or any merger, sale or contribution of any material assets of the Group Companies (directly or indirectly), recapitalization or other similar transactions involving the Group Companies (other than assets sold in the ordinary course of business and as otherwise permitted by Section 6.01) (each such transaction, an “Acquisition Transaction”); provided that this Section 6.05 shall not apply to the Company or the Seller Representative in connection with Securityholder communications related to the transactions contemplated by this Agreement. The Company shall, and shall cause its Subsidiaries to and direct its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Parent, the Merger Sub and the Parent’s Representatives) conducted heretofore with respect to any Acquisition Transaction, including the termination of any online data room access to any such Person. The Company shall use commercially reasonable efforts to cause each Person (other than the Parent) that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of an Acquisition Transaction to promptly return or destroy all confidential information furnished to such Person in connection therewith.

6.06    Payoff Letters and Lien Releases. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, the Company shall use commercially reasonable efforts to (a) deliver notices of prepayment within the time periods require by the relevant agreements governing Indebtedness outstanding under the agreements governing Indebtedness of the type referred to in clause (a) of the definition of Indebtedness, and (b) arrange for the Payoff Letters and customary lien releases and instruments of termination or discharge to be delivered to Parent no later than three Business Days prior to the Closing Date (with drafts being delivered in advance as may be reasonably requested by the Parent) and provide any other necessary notices, in each case, to allow for the payoff, discharge and termination in full on the Closing Date of all Indebtedness outstanding under the agreements governing Indebtedness of the type referred to in clause (a) of the definition of Indebtedness (and the release of all Liens thereunder).

6.07    Written Consent. Promptly following the execution and delivery of this Agreement (and in any event within one (1) Business Day after the date hereof), the Company shall deliver to the Parent the Written Consent. The Company shall, in accordance with Sections 228 and 262 of the DGCL, distribute an information statement and the notice required under Section 262(d)(2) of the DGCL no later than ten (10) Business Days after the date hereof to each of the Common Stockholders who have not executed the Written Consent.

6.08    Section 280G. Prior to the Closing Date, the Company shall use commercially reasonable efforts to obtain from each Person (each, a “Disqualified Individual”) to whom any payment or benefit is required or proposed to be made in connection with the transactions contemplated by this Agreement that could constitute “parachute payments” under Section 280G(b)(2) of the Code and the regulations promulgated thereunder (“Section 280G Payments”) a written agreement (a “Parachute Payment Waiver”) waiving such Disqualified Individual’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Disqualified Individual shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code. In connection with the foregoing, the Parent shall provide the Company with all information reasonably necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any agreement, arrangement or contract entered into or negotiated by the

Parent or its Affiliates (the “Parent Payments”), together with all Section 280G Payments, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least seven (7) Business Days prior to the Closing Date or promptly after such amounts are known, if later, but in any event not fewer than four (4) Business Days prior to the Closing Date (and shall further provide any such updated information as is reasonably necessary prior to the Closing Date). Prior to the Securities Purchase Closing, the Company shall submit the Waived Benefits of each Disqualified Individual who has executed a Parachute Payment Waiver in accordance with this Section 6.08 for approval of the Company’s stockholders and such Disqualified Individual’s right to receive the Waived Benefits shall be conditioned upon receipt of the requisite approval by the Company’s stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder; provided, that in no event shall this Section 6.08 be construed to require the Company (or any of its Affiliates) to compel any Disqualified Individual to waive any existing rights under any Contract or agreement that such Disqualified Individual has with the Company, any Subsidiary of the Company or any other Person, and in no event shall the Company (or any of its Affiliates) be deemed in breach of this Section 6.08 if any such Disqualified Individual refuses to waive any such rights despite the Company’s commercially reasonable efforts to obtain a Parachute Payment Waiver from such Disqualified Individual or if the stockholders fail to approve any Waived Benefits. Notwithstanding anything to the contrary in this Section 6.08 or otherwise in this Agreement, to the extent the Parent has provided materially inaccurate information, or the Parent’s material omission of information has resulted in materially inaccurate information, with respect to any Parent Payments, there shall be no breach of the covenant contained herein or the representations set forth in Section 4.18(d)(iv) to the extent caused by such inaccurate or omitted information. Prior to obtaining the Parachute Payment Waivers and seeking the stockholder approval described in this Section 6.08, the Company shall provide the Parent and its counsel with copies of the analysis under Section 280G of the Code, the Parachute Payment Waivers and the disclosure statement and other stockholder approval materials contemplated by this Section 6.08 and at least three (3) Business Days to review and the Company shall consider in good faith any changes reasonably requested by the Parent or its counsel.

6.09    Resignations; Termination of Affiliate Transactions. At the direction of the Parent, which written direction shall be delivered by the Parent to the Company at least ten (10) Business Days prior to the anticipated Closing Date, the Company shall use reasonable best efforts to (a) obtain the resignation or removal of any director, officer, manager or equivalent of each Group Company, in each case, effective as of the Effective Time as so designated in writing by the Parent, and (b) deliver to the Parent, prior to the Securities Purchase Closing, documentation reasonably satisfactory to the Parent evidencing such resignation or removal. The Company shall (i) terminate, as of the Securities Purchase Closing, each Affiliate Transaction set forth on Schedule C without any further Liabilities on the part of any Group Company and (ii) deliver to the Parent, prior to the Securities Purchase Closing, documentation reasonably satisfactory to the Parent evidencing the termination of such Affiliate Transactions. In the event any Related Party Financing exists or is found to exist after the date hereof, the Company shall (A) cause all such Related Party Financing to be repaid, eliminated and discharged at least twenty four (24) hours prior to the Closing Date, and (B) deliver to the Parent, prior to the Securities Purchase Closing, documentation reasonably satisfactory to the Parent evidencing such repayment, elimination and discharge.

6.10    Tax Matters.

(a)    From and after the Securities Purchase Closing, Parent, the Company, and the Seller Representative shall cooperate fully and in good faith, as and to the extent reasonably requested by any other Party, in connection with any Tax matters contemplated by this Agreement. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant, as well as making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, and the Seller Representative further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated by this Agreement (including, but not limited to, any Taxes discussed in Section 11.03).

(b)    For a period of at least one (1) Business Day following the date of the Merger Closing, neither the Company nor any of its Subsidiaries will be included in the Parent Guarantor’s affiliated group, as such term is defined in Section 1504(a) of the Code. For federal income Tax purposes and applicable state income Tax purposes, the taxable year of the Company and its Subsidiaries will not end on the date of the Merger Closing.

ARTICLE VII

ADDITIONAL COVENANTS

7.01    Access to Books and Records. From and after the Effective Time until the six (6) year anniversary of the Closing Date, the Parent shall, and shall cause the Surviving Company to, provide the Seller Representative and its authorized Representatives with reasonable access (for the purpose of examining and copying at the Seller Representative’s own cost), during normal business hours, upon reasonable notice, to the books and records which the Group Companies possess as of the Effective Time with respect to periods or occurrences prior to or on the Closing Date to the extent reasonably related to any Tax audits, Tax Returns, insurance claims, governmental investigations, legal compliance, financial statement preparation or any other similar matter arising from the Common Stockholders’ ownership of the Company prior to the Merger Closing. Unless otherwise consented to in writing by the Seller Representative, the Parent shall not, and shall not permit the Surviving Company or any of its Subsidiaries to, for a period of six (6) years following the Closing Date, destroy or delete any of the books and records of any Group Company for any period prior to the Closing Date without first giving reasonable prior notice to the Seller Representative and offering to surrender to the Seller Representative a copy of such books and records or any portion thereof which the Parent, the Surviving Company or any of its Subsidiaries may intend to destroy or delete. Notwithstanding anything to the contrary set forth in this Agreement, the disclosure of information contemplated by this Section 7.01 shall not be required if (i) it would require Parent or any Group Company to disclose information which Parent has reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client privilege or attorney work-product privilege, conflict with any third party confidentiality obligations to which Parent or any of its Affiliates is bound, or would violate any applicable Law, provided, that the Parent and the Group Companies shall reasonably cooperate in good faith to enable the Seller Representative to have permissible access to such information in a manner that would not result in loss of such privilege, conflict with such confidentiality obligations or violation of the Law, and in the case of confidentiality obligations to a third party, shall request the consent of the applicable third party to permit such disclosure, in each case, at the Seller Representative’s sole cost and expense, or (ii) the Parent, the Group Companies or any of its or their respective Affiliates, on the one hand, and the Seller Representative, any Securityholder or any of their respective Affiliates, on the other hand, are adverse parties in any Action and such information is reasonably pertinent thereto. Any access to books, records or personnel of the Group Companies by the Seller Representative in connection with the Closing Statement or any dispute thereof shall be exclusively governed by Section 1.11.

7.02    Indemnification of Officers and Directors of the Group Companies.

(a)    From and after the Merger Closing, the Parent shall cause each Group Company to indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Merger Closing, an officer, limited liability company manager or director of any Group Company (each, a “D&O Indemnified Party”), against all losses, claims, damages, costs, expenses, Liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, Action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person was an officer, limited liability company manager or director of such Group Company to the extent pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, subject to Section 13.11) to the same extent that such Person is indemnified or have the right to advancement of expenses as of the date hereof by such Group Company pursuant to its respective Organizational Documents and applicable Law, and pursuant to the indemnification agreements identified on Schedule 4.22, if any, in existence on the date hereof with such Person.

(b)    For a period of six (6) years after the Effective Time and at all times subject to applicable Law, (i) the Parent shall not (and shall not cause or permit any Group Company or any of the Parent’s other Subsidiaries or Affiliates to) amend or modify in any way adverse to the D&O Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the Organizational Documents of the Group Companies or any of the Parent’s other Subsidiaries or Affiliates, and (ii) the Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by or on behalf of the Group Companies as of the date hereof with respect to claims arising from the fact that such Person was an officer or director of the Company to the extent pertaining to facts or events that occurred at or prior to the Merger Closing; provided that the Parent may substitute such policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous in the aggregate to the D&O Indemnified Parties. Notwithstanding the foregoing, prior to the Effective Time and in satisfaction of the Parent’s foregoing obligations under clause (ii) of the prior sentence, the Company shall purchase (at the Company’s expense) a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy (“D&O Tail”), effective as of the Merger Closing, providing, for a period of six (6) years after the Merger Closing, the coverage and amounts, and terms and conditions, contemplated by the foregoing sentence of this Section 7.02(b). From and after the Merger Closing, the Parent shall

(and/or shall cause the Group Companies or its other Subsidiaries or Affiliates, as applicable, to) continue to honor its obligations under any such insurance procured pursuant to this Section 7.02(b), and shall not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof.

(c)    The Parent agrees to cause each Group Company to pay, to the same extent permitted by such Group Company’s Organizational Documents as of the date hereof and applicable Law, all expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 7.02; provided, however, that any advancement of expenses pursuant to this Section 7.02(c) shall be conditioned upon the applicable Group Company’s receipt of a customary undertaking by or on behalf of the D&O Indemnified Party to repay such amount if it shall be ultimately determined by final judgment of a court of competent jurisdiction that the D&O Indemnified Party is not entitled to be indemnified pursuant to Section 7.02(a).

(d)    If the Parent, the Surviving Company or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and the Parent or the Surviving Company shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of the Parent or the Surviving Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 7.02.

(e)    With respect to any indemnification obligations pursuant to Section 7.02(a), the Parent hereby acknowledges and agrees that the Group Companies shall be the indemnitors of first resort with respect to all indemnification obligations pursuant to this Section 7.02 (i.e., their obligations to an applicable D&O Indemnified Party are primary and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or Liabilities incurred by such D&O Indemnified Party are secondary).

(f)    The provisions of this Section 7.02 shall survive the consummation of the Merger and the Effective Time and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her successors, heirs and Representatives and shall be binding on all successors and assigns of the Parent and the Surviving Company and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

7.03    Regulatory Filings.

(a)    Each of the Parent and the Company shall promptly (and, with respect to the filings and submissions under the HSR Act, in any event within ten (10) Business Days) after the date hereof, make or cause to be made all filings and submissions under the HSR Act and any other applicable Laws in connection with the consummation of the transactions contemplated herein (which filings and submissions shall seek early termination if made pursuant to the HSR Act and the equivalent, if available, with respect to any such other applicable Laws). Prior to execution of the BlueCielo Purchase Agreement, neither the Parent nor the Company shall, or shall permit any of its Affiliates to, make or cause to be made any filings or submissions with any Governmental Entity with respect to the transfer of BlueCielo RUS without the prior written consent of the other Party. In connection with the consummation of the transactions contemplated herein, each of the Parent and the Company shall promptly comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities. Subject to limitations set forth in this Section 7.03, each of the Parent and the Company shall cooperate in good faith with any Governmental Entities and shall use its reasonable best efforts to consummate the Merger and to cause the condition set forth in Sections 8.01(d) and 8.01(f) to be satisfied as promptly as practicable, and undertake any and all action required to complete the transactions contemplated by this Agreement prior to the Outside Date and lawfully; provided that, notwithstanding anything to the contrary in this Agreement, neither the Parent nor any of its Affiliates shall be required to, nor shall the Company, the Seller Representative or any of their respective Affiliates, without the prior written consent of the Parent, agree to or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to any undertaking to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the Company’s business, the Parent or any of their respective Affiliates.

(b)    The Parent and the Company shall diligently assist and cooperate with each other in preparing and filing any and all written communications that are to be submitted to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining termination or expiration of the waiting period under the HSR Act or any governmental or third party consents, waivers, authorizations or approvals which may be required to be obtained in connection with the transactions contemplated hereby, which assistance and cooperation shall include: (i) promptly providing the other Party with copies of all written communications to or from any Governmental Entity relating to any notification under the HSR Act or any required consent, waiver, authorization or approval; provided that such copies may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable Law; provided, further, that portions of such copies that are competitively sensitive may be designated as “outside antitrust counsel only”; (ii) keeping the other Party reasonably informed of any communication received or given in connection with any proceeding by the first Party, in each case, regarding the Merger; and (iii) permitting the other Party to review and consider in good faith the other Party’s reasonable comments in any communication given by it to any Governmental Entity or in connection with any proceeding related to the HSR Act or other applicable Law, in each case regarding the Merger. Neither the Parent nor the Merger Sub, on the one hand, nor the Company, on the other hand, shall initiate, or participate in any meeting or discussion with any Governmental Entity with respect to any filings, applications, investigation, or other inquiry regarding the Merger or filings under the HSR Act or other applicable Law without giving the other Party(ies) reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity and applicable Law, the opportunity to attend and participate in such meeting or discussion. All filing fees under the HSR Act and under any other applicable Laws shall be borne fifty percent (50%) by the Parent and fifty percent (50%) by the Participating Securityholders.

(c)    The Company, Parent and Merger Sub shall cooperate in timely providing all assurances, communications, notices, disclosures and submissions required or contemplated by or otherwise made pursuant to the National Industrial Security Program Operating Manual or other applicable national security directives, forms and instructions issued by the Department of

Defense, Defense Security Service (“DSS”), other applicable Cognizant Security Agency as designated by a customer with respect to a Government Contract (“CSA”), or any applicable Governmental Entity under the Investment Canada Act, or as otherwise requested by DSS or such other Governmental Entities in connection with the transactions contemplated by this Agreement. The Company shall, and shall cause its Subsidiaries and Affiliates to, cooperate with Parent and Merger Sub and support and facilitate all such communications and submissions regarding the transactions contemplated by this Agreement (including but not limited to a notice to DSS or CSA or any other applicable Governmental Entity of the transaction upon the signing of this Agreement).

7.04    Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Parent and the Merger Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article VIII). The Parties acknowledge and agree that nothing contained in this Section 7.04 shall limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the Parent’s and/or the Merger Sub’s respective obligations under this Agreement.

7.05    Contacts with Customers, Suppliers and Others. The Parent and the Merger Sub each hereby agrees that from the date hereof until the Closing Date or the earlier termination of the Agreement, it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to), directly or indirectly, contact and communicate with the employees, consultants, directors, officers shareholders, members, investors, suppliers or customers of any Group Company, in each case, without the prior consultation with, and written approval of, the Company’s Chief Executive Officer, Chief Financial Officer or the Seller Representative (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that this Section 7.05 shall not prohibit any such contacts or communications by the Parent or the Parent’s Representatives in the ordinary course of business consistent with past practices, solely to the extent that (a) such contacts are unrelated to the transactions contemplated hereby, the Group Companies, the Confidential Information and/or the fact that the Company is pursuing a transaction, and (b) none of the foregoing is directly or indirectly disclosed, discussed, identified or referenced in connection with such contact or communication.

7.06    Employee Matters.

(a)    For a period beginning on the Closing Date and continuing through the twelve (12)-month anniversary of the Closing Date (the “Continuation Period”), the Parent will provide, or will cause the Group Companies to provide, each Company Employee with (i) base salary or base hourly wage rate and annual cash based incentive compensation opportunities (other than deferred compensation, equity or equity-based compensation) that, collectively, are no less favorable in the aggregate than the base salary or base hourly wage rate and annual cash based incentive compensation opportunities (other than deferred compensation, equity or equity-based compensation) provided to such Company Employee immediately prior to the Closing Date, and (ii) employee benefits (other than any defined benefit plans, retiree medical plans, long-term incentive plans and equity based compensation plans) that are substantially similar in the aggregate to those benefits provided by the Parent and its Affiliates to similarly-situated employees of the Parent and its Affiliates. Without limiting the generality of the foregoing, the Parent will provide, or will cause the Group Companies to provide, severance pay to any Company Employee whose employment is terminated by the Parent or the Group Companies during the Continuation Period on terms and in amounts no less favorable than the severance pay that would have been applicable to such Company Employee under the Company Plans set forth on Schedule D , in each case, unless the Parent or any Group Company otherwise agrees with such Company Employee.

(b)    The Parent will, and will cause the Group Companies to, grant all Company Employees full credit for all service with the Group Companies (or predecessor employers to the extent the Group Companies provide such past service credit) prior to the Closing Date for purposes of eligibility, vesting and, with respect to paid time off or severance benefits only the determination of benefit accrual or determining the level benefits under any benefit or compensation plan, program, policy or agreement made available to Company Employees (other than any equity based compensation plan or long-term incentive plan) on or after the Closing Date occurs (collectively, the “New Plans”) to the same extent such service was recognized immediately prior to the Closing Date by the Group Companies under a corresponding Company Plan; provided, however, that under no circumstance shall any employee receive credit for service to the extent such recognition would result in the duplication of compensation or benefits. In addition, the Parent will, and will cause the Group Companies to use commercially reasonable efforts to: (i) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans that provide health benefits (other than any long-term disability plan) in which Company Employees commence participation during the plan year in which the Closing Date occurs to the extent such exclusions, requirements or limitations were waived or satisfied by a Company Employee under any Company Plan providing health benefits in which the Company Employee participated immediately prior to the Merger Closing, and (ii) cause any deductible, co-insurance and out-of-pocket expenses paid by any Company Employee (or covered dependent thereof) prior to the Closing Date under a Company Plan that provides health benefits during the plan year in which the Closing Date occurs to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under any New Plan that provides health benefits for the plan year in which the Closing Date occurs. To the extent reflected in the calculation of Closing Merger Consideration or otherwise accrued on the Financial Statements, Parent will, or will cause the Group Companies to, honor all accrued but unused vacation, paid-time off, personal and sick days of Company Employees as of the Closing Date.

(c)    Effective no later than the day immediately prior to the Closing Date and contingent upon the consummation of the transaction contemplated by this Agreement, the Company shall take or cause to be taken all actions necessary to (i) terminate any and all Company Plans (including the adoption of resolutions by the board of directors of the employer sponsoring such Company Plan(s) in a form reasonably acceptable to Parent) intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code (the “Company 401(k) Plans”) and (ii) one hundred percent (100%) vest all participants in their account balances under the Company 401(k) Plan(s). Effective on or as soon as administratively practicable following the Closing Date, each Company Employee was a participant in a Company 401(k) Plan (each, a “Company 401(k) Participant”) shall be allowed to participate in a qualified cash or deferred arrangements under Section 401(k) of the Code that is sponsored and maintained by Parent or one of its Affiliates (the “Parent 401(k) Plan”). As soon as practicable following the Closing Date, Parent shall or shall cause or permit, as applicable, the account balances of each Company 401(k) Participant in the Company 401(k) Plan(s) to be distributed in accordance with the terms of such plan, and the Parent shall permit or cause an Affiliate of the Parent to permit the Company 401(k) Participants who are participants in such plan to roll over any such distributions into the Parent 401(k) Plan in accordance with the terms of such plan and applicable law. As soon as practicable following the Closing Date (but in any event prior to the distributions and rollovers described in the previous sentence), the Company shall make pro-rated employer contributions to the Company 401(k) Plan on behalf of each eligible Company 401(k) Participant in an amount as determined under the terms of such Company 401(k) Plan for the plan year or portion thereof ending on the Closing Date (to the extent such amounts have not previously been contributed to such employees’ accounts), but disregarding any end-of-quarter, end-of-year or other service requirement to receive such contributions.

(d)    Nothing contained in this Section 7.06, express or implied, (i) is intended to confer upon any Company Employee or any other Person any right to continued employment or any particular term or condition of employment for any period, (ii) will prohibit or limit the ability of the Parent or the Surviving Company or any of their respective Affiliates from amending, modifying or terminating any benefit or compensation plan, program, policy, Contract, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iii) will constitute an amendment to or any other modification of any New Plan or Company Plan or other benefit or compensation plan, program, policy, Contract, agreement or arrangement. Further, this Section 7.06 will be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 7.06, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever (including any third-party beneficiary rights) under or by reason of this Section 7.06.

7.07    Release. Effective as of the Merger Closing, each of the Group Companies, and their respective successors and assigns (the “Company Parties” ), hereby fully and unconditionally releases, acquits and forever discharges each holder of Common Stock, and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, members, managers, general or limited partners, or assignees (in each case, solely in their capacities as such, collectively, the “Sponsor Parties”), and each of the Sponsor Parties hereby fully and unconditionally releases, acquits and forever discharges the Company Parties, from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether at Law or in equity (“Claims”), solely to the extent arising out of, relating to or accruing from the Sponsor Parties’ operation of the Group Companies or ownership of the Common Stock, in each case, prior to the Merger Closing, except, for any claims or causes of action in connection with fraud; provided that nothing contained in this Section 7.07 shall be construed as a release with respect to any employment and related agreements for individuals, any Claims arising out of this Agreement or the transactions contemplated hereunder or any other Claims that may arise between the Parent (or any of its Affiliates), on the one hand, and any Sponsor Party, on the other hand, unrelated to the Group Companies or the transactions contemplated hereunder.

7.08    BlueCielo RUS Carveout. Prior to the Securities Purchase Closing, the Company shall (a) transfer or cause to be transferred all outstanding equity interests of BlueCielo RUS, a joint-stock company organized under the laws of the Russian Federation and a Subsidiary of the Company (“BlueCielo RUS”), to Seller Holdco for a cash purchase price of $3,000,000 on terms reasonably acceptable to Parent and (b) concurrently therewith cause any applicable Group Company to enter into such other agreements (the “BlueCielo Transitional Agreements”) with Seller Holdco and BlueCielo RUS as the Company and the Parent may mutually agree are reasonably necessary or advisable in connection with the transfer of BlueCielo RUS, which agreements shall, among other things, provide for the applicable Group Companies to fund the operation of BlueCielo RUS consistent with past practice during the period of Seller Holdco’s ownership and providing for the owners of Seller Holdco to be indemnified and held harmless from any Loss (including any Tax) suffered as a result of or arising from their ownership of BlueCielo RUS but excluding any (i) Losses to the extent arising from Seller Holdco’s breach of its obligations under the BlueCielo Purchase Agreement or (ii) any transaction costs incurred by Seller Holdco relating to effectuating the transfer of BlueCielo RUS from or to any Group Company (the “BlueCielo RUS Carveout”).

ARTICLE VIII

CONDITIONS TO CLOSING

8.01    Conditions to the Parent’s and the Merger Sub’s Obligations. The obligations of the Parent and the Merger Sub to (and to cause the Securities Buyers to) consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Parent and the Merger Sub in writing) of the following conditions as of the Closing Date:

(a)    (i) The Company Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, and with respect to the representations and warranties set forth in Section 4.05(a) or Section 4.05(b), to the extent set forth on the Estimated Closing Statement and included in the determinations of Per Share Closing Merger Consideration and Per Share Additional Merger Consideration and not resulting in additional costs, expenses or liabilities of the Parent and Merger Sub that are not de minimis, at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), (ii) the representations and warranties contained in Section 4.07(b) shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date and (iii) all other representations and warranties of the Company contained in Article IV of this Agreement shall be true and correct (without regard and without giving effect to any qualifiers or exceptions as to “materiality,” “Material Adverse Effect,” or other similar qualifications contained in or applicable to such representations and warranties, other than the term “Company Material Contract” or the term “Material Government Contract”) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedules but without regard and without giving effect to any qualifiers or exceptions as to “materiality,” “Material Adverse Effect,” or other similar qualifications contained in or applicable to such representations and warranties, other than the term “Company Material Contract” or the term “Material Government Contract”) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    The Company shall have performed and complied with in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Securities Purchase Closing;

(c)    The Merger shall have been approved, and this Agreement shall have been adopted, by the written consent the stockholders of the Company holding at least ninety percent (90%) of the issued and outstanding shares of Common Stock in accordance with the DGCL and the Organizational Documents (the “Stockholder Approval”);

(d)    The applicable waiting periods, if any, under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated;

(e)    the BlueCielo RUS Carveout shall have been consummated;

(f)    No judgment, decree or order from any Governmental Entity shall have been entered which would prevent the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(g)    The Company shall have delivered to the Parent each of the following:

(i)    a certificate of the Chief Executive Officer or Chief Financial Officer of the Company in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 8.01(a) and 8.01(b) have been satisfied;

(ii)    certified copies of resolutions approved by the stockholders of the Company evidencing the Stockholder Approval, substantially in the form attached hereto in Exhibit M (the “Written Consent”);

(iii)    evidence reasonably satisfactory to the Parent that the portion of the Restructuring described in Section 6.04(a) has been completed in accordance with this Agreement;

(iv)    to the extent completed prior to the Securities Purchase Closing, evidence reasonably satisfactory to the Parent of completion of any portion of the Restructuring described in Section 6.04(b) (it being agreed that no such step is a condition to the Securities Purchase Closing or Merger Closing); and

(v)    a duly executed certificate, in form and substance as prescribed by Treasury Regulations promulgated under Code Section 1445, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

(h)    The Escrow Agreement shall have been executed and delivered by the parties thereto (other than the Parent);

(i)    The Paying Agent Agreement shall have been executed and delivered by the parties thereto (other than the Parent); and

(j)    With respect to all Indebtedness of the type referred to in clause (a) of the definition of Indebtedness, the Company shall have received and provided Parent with the Payoff Letters.

8.02    Conditions to the Company’s Obligations. The obligations of the Company to (and to cause the Securities Sellers to) consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company and the Seller Representative in writing) of the following conditions as of the Closing Date:

(a)    (i) The Parent Fundamental Representations shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties contained in Article V of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;

(b)    The Parent and the Merger Sub shall have performed and complied with in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Securities Purchase Closing;

(c)    The Stockholder Approval shall have been obtained;

(d)    The applicable waiting periods, if any, under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated;

(e)    No judgment, decree or order from any Governmental Entity shall have been entered which would prevent the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f)    The Parent shall have delivered to the Company a certificate of an authorized officer of the Parent and the Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the preconditions specified in Sections 8.02(a) and 8.02(b) have been satisfied;

(g)    The Escrow Agreement shall have been executed and delivered by the Parent and the Escrow Agent; and

(h)    The Paying Agent Agreement shall have been executed and delivered by the Parent and the Paying Agent.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.01    Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a) the Company Fundamental Representations and Parent Fundamental Representations in this Agreement and in any certificate delivered pursuant hereto shall survive the Effective Time for a period of, and expire upon the date that is, twelve (12) months after the Closing Date, (b) all other representations and warranties in this Agreement and in any certificate delivered pursuant hereto and all covenants or agreements contained in this Agreement to be performed or complied with prior to the Effective Time shall survive the Effective Time for a period of, and expire upon the date that is, twelve (12) months after the Closing Date and (c) all covenants or other agreements contained in this Agreement shall expire and terminate at the Effective Time other than covenants and other agreements contained in this Agreement which by their terms contemplate performance after the Effective Time, which shall survive the Effective Time for the period contemplated by their respective terms. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or reduce any Person’s ability to make a claim for Actual Fraud. The period for which a representation or warranty, covenant or agreement survives the Effective Time is referred to herein as the “Applicable Survival Period.” No claim for indemnification hereunder may be made after the expiration of the Applicable Survival Period; provided, that in the event notice of claim for indemnification under Section 9.02 or Section 9.03 is given within the Applicable Survival Period (and with reasonable specificity in light of the circumstances) in accordance with the provisions of this Article VIII and such claim has not been finally resolved by the expiration of such Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim only until such claim is finally resolved.

9.02    Indemnification by the Participating Securityholders. Subject to the limitations set forth herein, from and after the Merger Closing, the Participating Securityholders shall, severally and not jointly and based on their respective Pro Rata Shares, indemnify and defend the Parent and its Affiliates and its and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Parent Indemnitees”) against, and shall hold the Parent Indemnitees harmless from, any Losses incurred or sustained by any Parent Indemnitee in connection with, or otherwise arising from, (a) any breach of any Company Fundamental Representation, (b) any breach of any other representation or warranty of the Company, in each case, contained in this Agreement and in any certificate delivered pursuant hereto, or (c) any breach prior to the Effective Time of any covenant or agreement of the Company contained in this Agreement (other than Section 6.04).

9.03    Indemnification by the Parent.

(a)    Subject to the limitations set forth herein, from and after the Merger Closing, the Parent shall indemnify and defend the Common Stockholders and their respective Affiliates and stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold the Seller Indemnitees harmless from, any Loss incurred or sustained by any Seller Indemnitees in connection with, or otherwise arising from, (i) any breach of any representation or warranty of the Parent or the Merger Sub contained in this Agreement and in any certificate delivered pursuant hereto or (ii) any covenant or agreement of the Parent or the Merger Sub contained in this Agreement.

(b)    The Parent shall indemnify and defend the Company, the other Group Companies, the Common Stockholders and their respective Affiliates and stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Company Indemnitees”) against, and shall hold the Company Indemnitees harmless from, any Loss incurred or sustained by any of the Company Indemnitees in connection with, or otherwise arising from, (i) the Securities Purchase or (ii) the Restructuring; provided that (x) the Parent shall not have any indemnification obligations under this Section 9.03(b) to the extent the Loss arose out of, as a result of, or in connection with, the failure by the Company to conduct the Restructuring (or any step thereof) in accordance with Schedule A (or any modifications as may be agreed by the Company and the Parent), and (y) without limiting clause (x), the Parent shall only have indemnification obligations under this Section 9.03(b) to the extent the Loss would not have otherwise arisen as a result of the Merger or any other transactions contemplated by this Agreement (other than the Securities Purchase or any of the steps undertaken in accordance with the Restructuring). The amount of any Loss otherwise indemnifiable pursuant to this Section 9.03(b) shall be equitably reduced by the amount of any current or future Tax or other benefit available to the Company Indemnitees as a result of the Restructuring and the Securities Purchase, but only to the extent agreed by the Seller Representative in good faith. The indemnification obligations of Parent under this Section 9.03(b) shall be effective regardless of whether the Securities Purchase Closing or Merger Closing occurs and, if this Agreement is terminated, shall survive any termination of this Agreement other than in circumstances in which the Parent is entitled to terminate this Agreement pursuant to Section 10.01(b) or Section 10.01(c).

9.04    Limitations.

(a)    Notwithstanding anything to the contrary herein, but subject to the second sentence of Section 9.01, (i) no Participating Securityholder shall be liable for any Loss pursuant to Section 9.02 unless and until the aggregate amount of such Losses (excluding any individual Loss that is subject to and less than the Per Claim Threshold) incurred by the Parent Indemnitees exceeds $7,500,000.00 (the “Deductible”), and then only to the extent of the amount of such Losses that exceed the Deductible, and (ii) no Participating Securityholder shall be liable for any individual Loss pursuant to Section 9.02 unless and until the aggregate amount of such Loss exceeds $50,000 (the “Per Claim Threshold”), in each case of clauses (i) and (ii), other than with respect to (x) an Actual Fraud or (y) any breach of any Company Fundamental Representation.

(b)    Notwithstanding anything to the contrary herein, but subject to the second sentence of Section 9.01, the maximum cumulative obligation of the Participating Securityholders under this Article IX (other than with respect to any breach of any Company Fundamental Representation) shall in no event exceed $7,500,000.00 (the “Cap”) and without limiting any of the foregoing, in no event shall the aggregate amount of Losses for which a Participating Securityholder is obligated to indemnify the Parent Indemnitees under this Article IX exceed the aggregate Merger Consideration actually received by such Participating Securityholder, in each case, other than with respect to an Actual Fraud.

(c)    Notwithstanding anything to the contrary herein, but subject to the second sentence of Section 9.01, (i) the Parent shall not be liable for any Loss pursuant to Section 9.03(a) unless and until the aggregate amount of such Losses (excluding any individual Loss that is subject to and less than the Per Claim Threshold) incurred by the Seller Indemnitees exceeds the Deductible, and then only to the extent of the amount of such Losses that exceed the Deductible, and (ii) the Parent shall not be liable for any individual Loss pursuant to Section 9.03(a) unless and until the aggregate amount of such Loss exceeds the Per Claim Threshold, in each case of clauses (i) and (ii), other than with respect to (x) an Actual Fraud or (y) any breach of any Parent Fundamental Representation.

(d)    Notwithstanding anything to the contrary herein, but subject to the second sentence of Section 9.01, the maximum cumulative obligation of the Parent under Section 9.03(a) (other than with respect to any breach of any Parent Fundamental Representation) shall in no event exceed the Cap, and without limiting any of the foregoing, in no event shall the aggregate amount of Losses for which the Parent is obligated to indemnify the Seller Indemnitees under this Article IX exceed the Base Consideration, in each case, other than with respect to an Actual Fraud.

(e)    For purposes of calculating the amount of any Losses that are the subject matter of a claim for indemnification hereunder and for purposes of determining whether or not a breach of any representation or warranty has occurred, each representation and warranty contained in this Agreement or certificate delivered pursuant to this Agreement shall be read without regard and without giving effect to any qualifiers or exceptions as to “materiality,” “Material Adverse Effect,” “Parent Material Adverse Effect,” or other similar qualifications contained in or applicable to such representations and warranties, other than with respect to Section 4.07(b), the term “Company Material Contract” or the term “Material Government Contract”.

(f)    Parent will cause the Group Companies to use their respective commercially reasonable efforts (which shall not include any obligation to litigate or participate in any arbitration or similar proceedings) to obtain reimbursement for Losses for which any Parent Indemnitee is seeking indemnification hereunder under (i) each available insurance policy of the Group Companies (other than the R&W Insurance Policy) under which coverage may reasonably be obtained and (ii) the agreements listed in Schedule E to the extent that, at the time that the Parent Indemnitee is seeking reimbursement, the applicable agreement provides ongoing and valid recourse against the applicable sellers which are Persons with credit-worthiness sufficient to indemnify the applicable Losses; provided that, for clause (i), the applicable Common Stockholders or their respective Affiliates shall provide reasonable assistance to the extent required to enforce such insurance policies (it being agreed that such assistance shall be limited to responding to requests regarding knowledge such Common Stockholders or Affiliates may have had that would impact Parent’s ability to recovery under such insurance policies); and provided, further, that obtaining such reimbursement shall not be a condition to the Indemnitee receiving indemnification pursuant to this Article IX. The amount of Losses payable under this Article IX by the Indemnitor shall be reduced by any and all amounts actually recovered by the Indemnitee under applicable insurance policies (other than the R&W Insurance Policy) or from any other Person responsible therefor, net of any costs, expenses or premiums (including increases in premiums)

incurred by Parent or any Group Company pursuant to the first sentence of this Section 9.04(f). The Parent agrees that the R&W Insurance Policy will expressly exclude any right of subrogation against the Securityholders and their Affiliates under this Agreement, except in the case of Actual Fraud. If the Indemnitee receives any amounts under applicable insurance policies (other than the R&W Insurance Policy) or from any other Person responsible for any Losses, subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made by such Indemnitor in connection with providing such indemnification up to the amount actually received by the Indemnitee, net of any costs, expenses or premiums (including increases in premiums) incurred by such Indemnitee in collecting such amount. For purposes of avoiding double recovery, no Indemnitee will be entitled to indemnification pursuant to this Article VIII with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss was included in the calculation of Cash, Indebtedness, Net Working Capital or Transaction Expenses in calculating the Final Merger Consideration in accordance with Section 1.10, Section 1.11 or Section 1.12.

9.05    Indemnification Procedure for Third Party Claims.

(a)    In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected by a third party (a “Third Party Claim”), the Indemnitee shall as soon as practicable notify the Indemnitor in writing of such Third Party Claim (a “Notice of Claim”). Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall specify in reasonable detail the amount or the estimated amount of such Losses to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or agreement set forth herein (including the applicable Sections of this Agreement with respect thereto), or other claim to which such Losses are related. The Indemnitee shall enclose with the Notice of Claim a copy of all material papers served on the Indemnitee with respect to such Third Party Claim, if any.

(b)    The Indemnitor will be entitled to, by written notice to the Indemnitee delivered within ten (10) Business Days of the receipt of a Notice of Claim, defend or prosecute such Third Party Claim and any Action resulting therefrom (a “Third Party Defense”) with counsel of its choice (subject to approval by the Indemnitee which approval will not be unreasonably withheld, delayed or conditioned), at the cost and expense of the Indemnitor (or, if it is finally determined that the Indemnitee incurred a Loss with respect to the matter in question for which the Indemnitee is not entitled to indemnification pursuant to Section 9.02 or 9.03, as applicable, at the expense of the Indemnitee) upon delivery of notice to such effect to the Indemnitor; provided that the Indemnitor shall keep the Indemnitee reasonably informed on a regular and current basis of the progress of such defense and prosecution and provide the Indemnitee with copies of all relevant documents and such other information as the Indemnitee may reasonably request in relation to such defense and prosecution; and provided, further, that the Indemnitee shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitor shall control the investigation, defense and settlement thereof (provided, that the counsel retained by the Indemnitee to participate in such defense shall not be the counsel of record and shall not communicate with the Person or Persons asserting the Third Party Claim, or any Representatives thereof, without the prior written consent of the Indemnitor). The Indemnitor shall not be entitled to assume the control of (and, if Seller Representative has assumed control, shall transfer to the Indemnitee the control of) a Third Party Defense if such Third Party Defense (i) relates to any criminal Action, (ii) seeks an injunction or equitable relief as a remedy against the Indemnitor, (iii) involves Losses reasonably estimated to exceed the maximum aggregate amount of Losses for which the Indemnitor could be responsible to indemnify Indemnitee with respect to such Third Party Claim after applying any limitations set forth in Article IX and accounting for any other claims that have been made or satisfied; (iv) involves a conflict of interest, which exists or would reasonably be expected to arise in the event the Indemnitor elects to control or defend any Third Party Claim, (v) involves a dispute with a material customer or vendor of any Group Company or its Affiliates, or (vi) at the time of assumption of such defense or prosecution or thereafter, the Indemnitor fails to conduct the investigation, defense or prosecution reasonably diligently. If the Indemnitor chooses to assume control of any Third Party Defense, the Indemnitee shall (at the Indemnitor’s cost) reasonably cooperate in the investigation, defense and settlement of such Third Party Defense, including by using commercially reasonable efforts to (x) procure witnesses under the Indemnitee’s control and related witness statements, (y) promptly furnish documentary evidence to the extent in its or its Representatives’ possession, and (z) provide access to any other relevant documents or party, including any Representatives, in each case of clauses (x) to (z), (A) to the extent reasonably related to such Third Party Defense and (B) the Indemnitor and its Representatives (as applicable) shall agree to keep all such information confidential and to use it only for the purpose of defending or prosecuting the Third Party Claim. The Indemnitor shall not, without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise, or consent to the entry of judgment in respect of, any Third Party Defense that the Indemnitor has assumed the control of, in each case, unless such settlement, compromise or judgment does not involve any finding or admission of wrongdoing by the Indemnitee and the Indemnitor obtains, as a condition of any settlement or other resolution, a complete and unconditional release of the Indemnitee from any liability in respect of such Third Party Claim.

(c)    If the Indemnitor does not timely elect to control a Third Party Defense or is not permitted to do so under Section 9.05(b), the Indemnitee shall control the defense or prosecution of such Third Party Defense and any Action resulting therefrom with counsel of its choice (subject to approval by the Indemnitor which approval will not be unreasonably withheld, delayed or conditioned, it being understood that Kirkland & Ellis LLP shall be deemed an approved counsel), at the cost and expense of the Indemnitor subject to the limitations set forth in Article IX (or, if it is finally determined that the Indemnitee incurred a Loss with respect to the matter in question for which the Indemnitee is not entitled to indemnification pursuant to Section 9.02 or 9.03, as applicable, at the cost and expense of the Indemnitee for the portion of the costs and expenses equitably allocated to such matter) upon delivery of notice to such effect to the Indemnitor; provided, however, that (i) the Indemnitor shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; and (ii) the Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

9.06    Indemnification Procedures for Non-Third Party Claims. The Indemnitee will notify the Indemnitor in writing promptly of its discovery of any matter that could give rise to a claim for which an Indemnitor may be liable and which does not involve a Third Party Claim, and such notice shall specify in reasonable detail the amount or the estimated amount of such Losses to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or agreement set forth herein (including the applicable Sections of this Agreement with respect thereto), or other claim to which such Losses are related. The Indemnitee shall enclose with such notice a copy of all documentation that is in the possession of the Indemnitee that the Indemnitee reasonably determines to be material with respect to such claim, if any. The Indemnitee and the Indemnitor will attempt in good faith to resolve such claim during the sixty (60) day period following delivery of notice described in this Section 9.06.

9.07    Characterization of Indemnification Payments. Except as otherwise required by a determination (within the meaning of Section 1313(a) of the Code), any indemnification payment made pursuant to this Article IX shall be treated as an adjustment to the Merger Consideration for all Tax purposes.

9.08    Manner of Payments; Escrow.

(a)    The Indemnity Escrow Amount shall serve as a security for and source of payment of the Parent Indemnitees’ rights pursuant to Section 9.02 and notwithstanding anything to the contrary herein (but subject to the second sentence of Section 9.01), the sole and exclusive source of payment of Parent Indemnitees’ rights pursuant to Section 9.02(b) and 9.02(c). Any indemnification of the Parent Indemnitees or the Seller Indemnitees pursuant to this Article IX shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Parent Indemnitees or the Seller Representative, as the case may be, within five (5) Business Days after the final determination thereof.

(b)    Any funds of the Indemnity Escrow Amount remaining in the Escrow Account as of the twelve (12) month anniversary of the Closing Date (minus the aggregate amount claimed by any Parent Indemnitee pursuant to any claim notice timely submitted in accordance with this Article IX, not fully resolved prior to such date and continued to be contested in good faith by the Parent or a Parent Indemnitee) shall be released as follows: (i) to the Paying Agent (for distribution to the Common Stockholders), the Stockholder Percentage of the funds in the Escrow Account (less any fees, expenses and any portion thereof that would be due to any Dissenting Stockholder) by wire transfer of immediately available funds to an account designated in writing by the Paying Agent to the Parent and the Seller Representative, and the Paying Agent shall promptly distribute to each Common Stockholder its applicable portion thereof, (ii) to the Surviving Company (for distribution to the holders of Options in accordance with the terms (including the timing and manner of payment) of Section 1.03) the Optionholder Percentage of the funds in the Escrow Account (less any fees, expenses and any portion thereof that would be due to any Dissenting Stockholder) by wire transfer of immediately available funds to an account designated in writing by the Surviving Company to the Parent and the Seller Representative, and (iii) to the Paying Agent (for distribution to the Warrantholder), the Warrantholder Percentage of the funds in the Escrow Account (less any fees, expenses and any portion thereof that would be due to any Dissenting Stockholder) by wire transfer of immediately available funds to an account designated in writing by the Paying Agent to the Parent and the Seller Representative, and the Paying Agent shall promptly distribute to the Warrantholder such amount. At any time following the twelve (12)-month anniversary of the Closing Date, to the extent the funds of the Indemnity Escrow Amount held in the Escrow Account exceed the aggregate amount claimed by any Parent Indemnitee pursuant to any claim notice submitted in accordance with this Article IX, not fully resolved prior to the time of determination and continued to be contested in good faith by the Parent or Parent Indemnitee, the excess funds in the Escrow Account shall be released in the same manner provided in the preceding sentence, mutatis mutandis.

(c)    The Parent and Seller Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account as expressly provided in this Section 9.08 within five (5) Business Days following final resolution of any claim for indemnification under this Article IX (whether a direct claim or a Third Party Claim).

9.09    Exclusive Remedy. The parties hereto acknowledge and agree that, should the Merger Closing occur, except (a) as expressly provided in Section 1.12, (b) in the case where a party seeks to obtain injunction relief or specific performance pursuant to Section 13.19, (c) for claims arising from Actual Fraud, (d) for claims related to or arising under the terms of the other Transaction Agreements, which shall be governed by the terms of such other Transaction Agreements, as applicable, and (e) for claims by any D&O Indemnified Party in respect of the matters set forth in Section 7.02, the sole and exclusive remedy of the Parties with respect to any and all matters arising out of, relating to or connected with this Agreement, the Merger and the other transactions contemplated by this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. Notwithstanding anything to the contrary in this Agreement, the Seller Representative shall act on behalf of the Common Stockholders with respect to all matters contemplated by this Article IX in accordance with Section 11.01.

ARTICLE X

TERMINATION

10.01    Termination. This Agreement may be terminated at any time prior to the Securities Purchase Closing:

(a)    by the mutual written consent of the Parent and the Company;

(b)    by the Parent if the Stockholder Approval shall not have been obtained within one (1) Business Day following the date hereof;

(c)    by the Parent, if any of the representations or warranties of the Company set forth in Article IV shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Securities Purchase Closing and the Merger Closing), such that the conditions to the Securities Purchase Closing set forth in either Section 8.01(a) or Section 8.01(b) would not be satisfied as of the Closing Date and, if curable, the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured by the earlier of (i) twenty (20) Business Days after written notice thereof is delivered to the Company, and (ii) the Outside Date; provided that the Parent and/or the Merger Sub is not then in breach of this Agreement so as to cause the conditions to the Securities Purchase Closing set forth in either Section 8.02(a) or Section 8.02(b) to not be satisfied as of the Closing Date;

(d)    by the Company, if any of the representations or warranties of the Parent or the Merger Sub set forth in Article V shall not be true and correct, or if the Parent or the Merger Sub has failed to perform any covenant or agreement on the part of the Parent or the Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Securities Purchase Closing and the Merger Closing), such that the conditions to the Securities Purchase Closing set forth in either Section 8.02(a) or Section 8.02(b) would not be satisfied as of the Closing Date and, if curable, the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured by the earlier of (i) twenty (20) Business Days after written notice thereof is delivered to the Parent or the Merger Sub, and (ii) the Outside Date; provided that the Company is not then in breach of this Agreement so as to cause the conditions to the Securities Purchase Closing set forth in Section 8.01(a) or Section 8.01(b) to not be satisfied as of the Closing Date; provided, further, that the failure to deliver the Merger Consideration or the payments contemplated by Section 3.02 on the Closing Date (or the date on which the Securities Purchase Closing would have occurred but for the breach of this Agreement by the Parent and/or the Merger Sub) as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Company;

(e)    by the Company or the Parent, respectively, if the transactions contemplated by this Agreement shall not have been consummated on or prior to January 26, 2019 (such date, the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(e) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date; provided, further, that if the Parent or the Merger Sub brings any Action pursuant to Section 13.19 to enforce specifically the performance of the terms and provisions hereof, the Outside Date shall automatically be extended pursuant to Section 13.19(d); or

(f)    by either the Company or the Parent, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling in each case permanently enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree or ruling has become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(f) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of such order, decree or ruling.

10.02    Effect of Termination. In the event this Agreement is terminated by either the Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than the last two sentences of Section 6.02, Section 9.03(b), this Section 10.02, Section 11.01, and Article XII and Article XIII hereof which shall survive the termination of this Agreement (other than the provisions of Section 13.19, which shall terminate)), and there shall be no liability on the part of either the Parent, the Merger Sub, the Company, the Seller Representative or the Securityholders to one another, except for willful breaches of this Agreement prior to the time of such termination or to the extent provided in such provisions of this Agreement that survive such termination. For purposes of this Agreement, the failure to consummate the Securities Purchase Closing or the Merger Closing pursuant to, and when required by, the terms of this Agreement shall constitute a willful breach hereunder. No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. For clarity, the terms of the Confidentiality Agreement shall continue to survive any termination of this Agreement.

ARTICLE XI

ADDITIONAL COVENANTS

11.01    Seller Representative.

(a)    Appointment. In addition to the other rights and authority granted to the Seller Representative elsewhere in this Agreement, upon and by virtue of the Stockholder Approval or acceptance of any consideration pursuant to this Agreement, all of the Securityholders collectively and irrevocably constitute and appoint the Seller Representative, as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents which the Seller Representative determines may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Seller Representative hereunder, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Securityholders and others, as contemplated by this Agreement, including receipt of payments made to the Seller Representative under Section 1.11 or Section 1.12, including giving any instructions to the Escrow Agent or Paying Agent; (iii) payment of amounts due to the Parent pursuant to Section 1.11 or Section 1.12, including giving any instructions to the Escrow Agent or Paying Agent; (iv) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (v) administration of the provisions of this Agreement; (vi) giving or agreeing to, on behalf of all or any of the Securityholders, any and all consents, waivers, amendments or modifications deemed by the Seller Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vii) amending this Agreement or any of the instruments to be delivered to the Parent or the Merger Sub pursuant to this Agreement; (viii) (A) disputing or refraining from disputing, on behalf of each Securityholder relative to any amounts to be received by such Securityholder under this Agreement or any agreements contemplated hereby, any claim made by the Parent or the Merger Sub under this Agreement or other agreements contemplated hereby (including pursuant to Article IX), (B) negotiating and compromising, on behalf of each such Securityholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of each such Securityholder, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Securityholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. The Parent and the Surviving Company shall have the right to conclusively rely upon all actions taken or omitted to be taken by the Seller Representative pursuant to this Agreement, the Escrow Agreement and the Paying Agent Agreement, all of which actions or omissions shall be legally binding upon the Securityholders. The Parent and the Surviving Company are entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement, the Escrow Agreement and the Paying Agent Agreement. Any action taken or not taken, or decisions, communications or writings made, given or executed by the Seller Representative shall be deemed an action taken or not taken, or decisions, communications or writings made, given or executed by the Securityholders. Any notice or communication delivered by the Parent to the Seller Representative shall be deemed to have been delivered to all Securityholders. The Parent, the Merger Sub, the Surviving Company and, from and after the Merger Closing, the Group Companies are hereby relieved from any liability to any Person in connection with any decision, act, omission, consent or instruction of the Seller Representative and for relying on such decision, act, omission, consent or instruction of the Seller Representative.

(b)    Authorization. Notwithstanding Section 11.01(a), in the event that the Seller Representative is of the opinion that it requires further authorization or advice from the Securityholders on any matters concerning this Agreement, the Seller Representative shall be entitled to seek such further authorization from the Securityholders prior to acting on their behalf. In such event, each Securityholder shall vote in accordance with the pro rata portion of the Merger Consideration paid to such Securityholder in accordance with this Agreement, and the authorization of a majority of such Persons shall be binding on all of the Securityholders and shall constitute the authorization of the Securityholders. The appointment of the Seller Representative is coupled with an interest and shall be irrevocable by any Securityholder in any manner or for any reason. This authority granted to the Seller Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Genstar Capital VII, L.P. hereby accepts its appointment as the initial Seller Representative.

(c)    Resignation; Vacancies. The Seller Representative may resign from its position as Seller Representative at any time by written notice delivered to the Parent and the Securityholders if, concurrently with such resignation, another Person reasonably acceptable to the Parent is duly appointed as the successor Seller Representative and the written notice is accompanied by a copy of the requisite written consent of the Securityholders in accordance with the succeeding sentence. If there is a vacancy at any time in the position of the Seller Representative for any reason, such vacancy shall be filled by the majority vote in accordance with the method set forth in Section 11.01(b) above.

(d)    No Liability. All acts of the Seller Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Securityholders and not of the Seller Representative individually. The Seller Representative, in its capacity as such, shall not have any personal liability for any amount owed to the Parent pursuant to this Agreement, including Section 1.11 or Section 1.12. The Seller Representative, in its capacity as such, shall not be personally liable to the Company, the Parent, the Merger Sub or any other Person in his or its capacity as the Seller Representative, for any personal liability of a Securityholder or otherwise, or for anything which it may do or refrain from doing in connection with this Agreement. The Seller Representative shall not be personally liable to the Securityholders, in his or its capacity as the Seller Representative, for any personal liability of a Securityholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement, except in the case of the Seller Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Seller Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder, and it shall incur no personal liability in its capacity as the Seller Representative to the Parent, the Merger Sub, the Company or the Securityholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Seller Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Securityholder, except in respect of amounts received on behalf of the Securityholders.

(e)    Indemnification; Expenses. The Seller Representative may use the Seller Representative Amount to pay any fees, costs, expenses or other obligations incurred by the Seller Representative acting in its capacity as such. Without limiting the foregoing, each Participating Securityholder shall, only to the extent of such Participating Securityholder’s Pro Rata Share thereof, indemnify and defend the Seller Representative and hold the Seller Representative harmless against any loss, damage, cost, Liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Seller Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Seller Representative’s duties under this Agreement. Any expenses or taxable income incurred by the Seller Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Seller Representative but shall be payable by and attributable to the Participating Securityholders based on each such Participating Securityholder’s Pro Rata Share. Notwithstanding anything to the contrary in this Agreement, the Seller Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Seller Representative in connection with the performance of its duties hereunder from amounts actually delivered to the Seller Representative pursuant to this Agreement. Additionally, in connection with any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Seller Representative in connection with the performance of its duties hereunder, the Seller Representative shall be entitled and is hereby granted the right to direct any funds that would otherwise be actually payable to the Participating Securityholders from the Escrow Account to itself no earlier than the date such payments are actually made. The Seller Representative may also from time to time submit invoices to the Participating Securityholders covering such expenses and Liabilities, which shall be paid by the Participating Securityholders promptly following the receipt thereof based on their respective Pro Rata Share. Upon the request of any Participating Securityholder, the Seller Representative shall provide such Participating Securityholder with an accounting of all expenses and Liabilities paid by the Seller Representative in its capacity as such.

11.02    Disclosure Schedules. All Disclosure Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, Section or subsection of the Disclosure Schedule referenced by a particular Section or subsection in this Agreement shall be deemed to have been disclosed with respect to every other Section and subsection in this Agreement if the relevance of such disclosure to such other Section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) necessarily represent a determination by the Company that any item is or has “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) necessarily represent a determination by the Company that such item or matter did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of the Company’s, the Parent’s or the Merger Sub’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) necessarily constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) necessarily represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by the Company, the Parent or the Merger Sub that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. Notwithstanding any other provision of this Agreement to the contrary, none of the Group Companies, the Securityholders, any Affiliate thereof or any other Person is making any representation or warranty regarding the Restructuring and/or the Securities Purchase and/or any transaction undertaken solely with respect thereto; for the avoidance of doubt, in no event shall the Company be deemed to have breached any representation or warranty in Article IV as a result of the failure to include on any Disclosure Schedule any item or matter that has arisen solely as a result of or solely in connection with the Restructuring or the Securities Purchase (including, without limitation, any entity formed, agreement entered into, filing made or consent required with respect thereto) and would not have otherwise arisen as a result of the Merger or any other transactions contemplated by this Agreement (other than the Securities Purchase or any of the steps undertaken in accordance with the Restructuring).

11.03    Certain Tax Matters.

(a)    All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) (collectively, “Transfer Taxes”) incurred in connection with the Merger (and the costs of preparing the related Tax Returns and other documentation described in the following sentence) shall be borne fifty percent (50%) by the Parent and borne fifty percent (50%) by the Participating Securityholders. All such Taxes, fees and charges shall be paid by the Parent when due and the Parent shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges; provided, that the Seller Representative shall cooperate in good faith in connection with the Parent’s payment of such amounts and the preparation of such Tax Returns and other documentation.

(b)    All Transfer Taxes incurred in connection with the Restructuring and Securities Purchase (and the costs of preparing the related Tax Returns and other documentation described in the following sentence) shall be borne solely by the Parent, to the extent such Transfer Taxes would not have otherwise been incurred pursuant to the Merger. All such Transfer Taxes shall be paid by the Parent when due and the Parent shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges; provided, that the Seller Representative shall cooperate in good faith in connection with the preparation of such Tax Returns and other documentation.

ARTICLE XII

DEFINITIONS

12.01    Definitions. For purposes hereof, except as otherwise expressly stated herein, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the date hereof, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Audited Financial Statements; provided that Accounting Principles (a) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement and (b) shall be based on facts and circumstances as they exist prior to the Effective Time (whether or not known) and shall exclude the effect of any fact or event occurring on or after the Effective Time, and (c) shall follow the defined terms contained in this Agreement.

“Action” means any action, cause of action, claim, complaint, suit, arbitration, investigation, litigation, mediation, demand, hearing, inquiry or other proceeding or similar matter, whether civil or criminal, at Law or in equity, by or before any Governmental Entity, whether administrative, judicial or arbitral.

“Actual Fraud” means, with respect to any Person, the making of a statement of fact in the express representations and warranties set forth in this Agreement that constitutes actual and intentional common law fraud by such Person as interpreted by Delaware courts applying Delaware Law. For the avoidance of doubt, “Actual Fraud” does not include constructive fraud or any torts based on negligence or recklessness.

“Additional Merger Consideration” means, as of any date of determination, without duplication, any purchase price adjustments arising under Section 1.12 payable to the Participating Securityholders (including, if applicable, the Escrow Excess Amount) and any amount released to the Paying Agent and the Surviving Company for further distribution to the Participating Securityholders pursuant to Section 9.08(b) and Section 9.08(c), plus the amount, if any, of the Seller Representative Amount returned to the Participating Securityholders by the Seller Representative pursuant to Section 1.07.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Anti-Corruption Laws” means all applicable Laws of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Anti-Money Laundering Laws” means all applicable Laws of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to money laundering, including those administered by the Financial Crimes Enforcement Network at the U.S. Department of the Treasury.

“Antitrust Law” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Base Consideration” means $2,000,000,000.00.

“Business Day” means a day which is neither a Saturday or Sunday, nor any other day on which banking institutions in New York, New York are authorized or obligated by Law to close.

“Cash” means, with respect to the Group Companies, as of the Reference Time (but before taking into account the consummation of the transactions contemplated hereby), all cash and cash equivalents and marketable securities held by any Group Company at such time and determined in accordance with Accounting Principles; provided that Cash shall exclude (i) any cash and cash equivalents or marketable securities used to repurchase Restricted Shares after the Reference Time to the extent not being offset by amounts owed to the Company from the holders of such Restricted Shares pursuant to the applicable loan agreements entered into by such holders and the Company in connection with the issuance of Restricted Shares, (ii) any cash and cash equivalents or marketable securities used to pay any Transaction Expenses or dividends, or repurchase any securities of the Company or any of its Subsidiaries after the Reference Time and prior to the Effective Time (including any repurchase of Restricted Shares pursuant to Section 1.04(a)), and (iii) the cash proceeds corresponding to the BlueCielo RUS Carveout and the Securities Purchase Price for each Securities Target with respect to which the Securities Purchase is consummated. For the avoidance of doubt, Cash shall (a) be calculated net of issued but uncleared checks and drafts written or issued by or outstanding wire transfers made by any Group Company as of the Reference Time, and (b) include checks and drafts deposited for the account of the Group Companies.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended.

“Closing Merger Consideration” means (a) the Base Consideration, minus (b) the amount of Estimated Indebtedness, plus (c) the amount, if any, by which the Estimated Net

Working Capital exceeds the Target Net Working Capital Amount by more than $5,000,000, minus (d) the absolute value of the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital Amount by more than $5,000,000, plus (e) the amount of Estimated Cash, minus (f) the amount of the Estimated Transaction Expenses, minus (g) the Preferred Stock Liquidation Preference, minus (h) the Escrow Amount, minus (i) the Seller Representative Amount.

“Closing Option Consideration” means, for each Vested Option, the amount equal to the product obtained by multiplying (a) the amount by which the Per Share Closing Merger Consideration exceeds the exercise price of such Vested Option, and (b) the aggregate number of shares of Common Stock underlying the Vested Option as of the Effective Time (rounded down to the nearest whole cent).

“Closing Payment Amount” means (a) the Closing Merger Consideration, plus, (b) the Preferred Stock Liquidation Preference, minus (c) the aggregate amount of Closing Option Consideration, minus (d) any Merger Consideration that would be due to a Dissenting Stockholder, and minus (e) any Merger Consideration that would be due in respect of any Excluded Shares held by the Parent or the Merger Sub.

“Closing Warrant Consideration” means the amount equal to (a) the product obtained by multiplying (i) the amount of the Per Share Closing Merger Consideration, and (ii) the Warrant Shares, minus (b) the exercise price of the Vested Warrant.

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including any successor or substitute federal Tax codes or legislation.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, whether or not subject to any vesting conditions.

“Common Stockholder” means a holder of Common Stock.

“Company Employees” means, collectively, those individuals employed by the Company or any of its Subsidiaries immediately prior to the Securities Purchase Closing.

“Company Equity Plan” means the Diamondback Acquisition, Inc. 2016 Stock Incentive Plan, as the same may be amended and/or restated from time to time.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.01(a), the first sentence of Section 4.01(b), Section 4.02, Section 4.04(a), Section 4.05(a), Section 4.05(b), Section 4.05(c), the last sentence of Section 4.05(d), Section 4.16 and Section 4.23.

“Company Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other stock purchase, stock option, restricted stock, equity or equity based plan, severance, retention, profit sharing, retirement, employment, change in control, bonus, incentive, or deferred compensation plan, scheme, policy, program or arrangement, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company or any of its Subsidiaries, other than any plans, schemes, policies, programs, arrangements or payroll practices mandated by a government outside of the United States.

“Company Related Party” means (a) a Person (other than a Group Company) who owns directly or indirectly at least 25% of the equity, partnership or membership interests of a Group Company (such Person, a “JV Partner”), or (b) a Person that has a direct or indirect equity, partnership or membership interest of more than 25% in a JV Partner or has a dominating influence over a JV Partner.

“Confidential Information” means “Confidential Information” as defined in the Confidentiality Agreement.

“Contract” means any legally binding agreement, contract, arrangement, lease, sublease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party, other than any Company Plan.

“Environmental Laws” means any Law or Governmental Order relating to (a) pollution or the protection of the natural environment, (b) the protection of human health or safety, or (c) the handling, use, presence, treatment, storage, Release or threatened Release of, or exposure to, any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Estimated Accrued Taxes” means the sum of (a) aggregate current income Taxes of the Group Companies on a combined basis attributable to any taxable period that ends on or prior to the Closing Date or the portion of any Straddle Period through the end of the Closing Date (excluding any items of income, gain, deduction, loss or credit resulting from any action approved or taken by, or at the direction of, Parent (other than the payment of Transaction Expenses) not in the ordinary course of business of the Group Companies after the Closing on the Closing Date), in each case, for which a Tax Return has not yet been filed as of the date hereof (determined without regard to any income included pursuant to Section 951(a) of the Code by reason of Section 965(a) of the Code), and (b) any Tax liability (whether payable currently or deferred pursuant to Section 965(h) of the Code) attributable to income included by the Group Companies pursuant to Section 951(a) of the Code by reason of Section 965(a) of the Code, taking into account the utilization of any net operating losses (determined without regard to the foregoing income included pursuant to Section 951(a) of the Code) for any taxable period (including the portion of a Straddle Period) ending on or before the Closing Date, as well as any deductions permitted by Section 965(c) of the Code (or otherwise permitted by Section 965 of the Code), that are permitted by the Code to offset such income. The calculation of Estimated Accrued Taxes shall (i) exclude any deferred Tax Liabilities or deferred Tax assets (both as defined for purposes of GAAP) or any acceleration of deferred revenue as a result of the Restructuring and Securities Purchase transactions contemplated herein, (ii) not consider the Restructuring, the Securities Purchase, the BlueCielo RUS Carveout or the transactions contemplated by the BlueCielo Purchase Agreement, (iii) consider estimated (or other prepaid) income Tax payments (but only to the extent that such payments have the effect of reducing (not below zero) the particular current income Tax liability in respect of which such payments were made), and (iv) consider transaction-related tax deductions only to the extent such deductions have the effect of reducing (not below zero) a particular current income Tax liability to which such deductions are relevant. In the case of an income Tax imposed on any amount required to be included under Section 951 of the Code (including by reason of Section 965(a) of the Code, taking into account any deductions permitted by Section 965 of the Code) or Section 951A of the Code with respect to a Straddle Period of a non-U.S. Subsidiary of the Company, the amount of any such Tax (and any associated foreign Taxes allowed as a credit) attributable to the portion of the Straddle Period ending on the Closing Date shall be determined based on a deemed closing of the books as of the close of business on the Closing Date as if such Straddle Period of such Subsidiary (and the taxable period of the Group Companies) ended on the Closing Date. For purposes of allocating current income Taxes in a Straddle Period, the books and records of the Group Companies shall be closed as of the end of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

“Ex-Im Laws” means all applicable Laws and regulations related to the export, reexport, transfer, retransfer, deemed export, or import of goods, services, technology, software, software source code, or any other items, including but not limited to the U.S. Export Administration Regulations, customs regulations and U.S. antiboycott laws and regulations.

“Final Merger Consideration” means (a) the Base Consideration, minus (b) the amount of Indebtedness as finally determined pursuant to Section 1.11, plus (c) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.11 exceeds the Target Net Working Capital Amount by more than $5,000,000, minus (d) the absolute value of the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.11 is less than the Target Net Working Capital Amount by more than $5,000,000, plus (e) the amount of Cash as finally determined pursuant to Section 1.11, minus (f) the amount of the Transaction Expenses as finally determined pursuant to Section 1.11, minus (g) the Preferred Stock Liquidation Preference, minus (h) the Escrow Amount, minus (i) the Seller Representative Amount.

“Fully Diluted Shares” means the sum of (a) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time (after giving effect to the repurchase of Restricted Shares in accordance with Section 1.04(a)) other than Excluded Shares held by the Company, (b) the aggregate number of shares of Common Stock underlying all Vested Options, and (c) the Warrant Shares.

“GAAP” means United States generally accepted accounting principles consistently applied. With respect to the computations pursuant to Section 1.10 and Section 1.11, GAAP shall be as in effect as of the Reference Time.

“Government Contract” means any Contract between a Group Company and any Governmental Entity or a subcontract (at any tier) in connection with a contract between another Person and a Governmental Entity. For the avoidance of doubt, a task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, any stock exchange, agency, bureau, board, commission, court, judicial or arbitral body (public or private), department, political subdivision, tribunal or other instrumentality thereof.

“Governmental Order” means any order, writ, judgment, ruling, citation, summons, injunction, notice, demand, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Group Company(ies)” means the Company (including, following the Effective Time, the Surviving Company) and each of its direct and indirect Subsidiaries and shall include BlueCielo RUS (whether or not BlueCielo RUS is directly or indirectly owned by the Company).

“Hazardous Substance” means any chemicals, materials, wastes, or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or for which liability or standards of conduct may be imposed, under any Environmental Law, including petroleum or petroleum by-products, asbestos, lead-based paint, or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any particular time with respect to the Group Companies, without duplication, (a) the unpaid principal amount of and accrued interest, fees, expenses and other payment obligations on all indebtedness for borrowed money (including any pre-payment penalties, premiums, breakage or other amounts payable in connection therewith but excluding all intercompany indebtedness between or among the Group Companies (other than with a Person not wholly owned by the Company)), (b) all obligations, including any breakage costs or fees, with respect to any interest rate, currency swap, cap, forward, or other similar derivative or hedging arrangements, including any such arrangements designed to provide protection against fluctuations in any price or rate that will be payable upon termination thereof, (c) any deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, including with respect to the acquisition of any business, assets or securities (including any earnout, purchase price adjustment, holdbacks, outstanding severance or retention payments or transaction bonuses in connection with prior acquisitions or internal restructuring, and other similar obligations, in each case, under the agreements listed on Schedule 4.09(a)(v)), (d) Estimated Accrued Taxes, (e) all obligations of the Group Companies under leases required in accordance with GAAP to be capitalized on a balance sheet of the Group Companies, (f) the sum of all future payments (if any) of any Group Company due to WTI Holdings, LLC (“Waterfield”) or any of its Affiliates as of the Reference Time, which shall be the amount set forth on Schedule F (unless the Company otherwise agrees with Waterfield in accordance with Schedule 6.01 prior to the Reference Time, in which case, such amount shall be the sum of all such future payments so agreed due to Waterfield as of the Reference Time) and (g) all guarantees provided by any Group Company in respect of the indebtedness or obligations referred to in clauses (a) through (e). Notwithstanding the foregoing, “Indebtedness” shall not include (i) any letters of credit to the extent not drawn upon, (ii) any bank guarantees to the extent not drawn upon, (iii) non-cancellable purchase commitments for products and services entered into in the ordinary course of business consistent with past practice, (iv) surety bonds and performance bonds to the extent not drawn upon or (v) any intercompany indebtedness among the Group Companies (other than with a Person not wholly owned by the Company). For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the Reference Time (but before taking into account the consummation of the transactions contemplated hereby).

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Intellectual Property Right” means any trademarks, service marks, trade names, Internet domain names, logos, slogans, patents, copyrights, copyrightable works, computer software, databases, trade secrets and other proprietary confidential information, know-how and social media accounts and handles (together with all goodwill associated therewith and including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“IT Assets” means computers, software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems).

“knowledge of the Company” and “the Company’s knowledge” mean the actual knowledge after due inquiry of John Borgerding and Kirk Orgeldinger as of the applicable date.

“Law” means any law, common law, statute, code, rule, regulation, judgment, injunction, order or decree of any Governmental Entity.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person, whether accrued, fixed, contingent, unliquidated or otherwise.

“Liens” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, restriction on transfer of title, option, proxy, voting trust, voting agreement, judgment, right of first refusal or first offer, easement, covenant, deed of trust, indenture or other similar right or encumbrance, except for any restrictions arising under any applicable securities Laws.

“Losses” means, without duplication, losses, Liabilities, Taxes, charges, awards, judgments, assessed interest, fines, penalties, damages and expenses, including out-of-pocket costs of defense and reasonable attorneys’ fees actually incurred, but specifically excluding exemplary or punitive damages (unless actually awarded and payable on account of a Third Party Claim).

“Material Adverse Effect” means any change, effect, event or development that, individually or in the aggregate (a) has had or would be reasonably expected to have a materially adverse effect on the business, assets, properties, results of operation or financial condition of the

Group Companies, taken as a whole, or (b) would be reasonably expected to prevent, materially delay or materially impede the performance by the Company of its obligations hereunder or its ability to consummate the Merger; provided, however, that, with respect to clause (a) above, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would be reasonably expected to have, a Material Adverse Effect: any adverse change, effect, event, circumstance, condition, occurrence, state of facts or development attributable to (i) general operating, business, regulatory or other conditions in the industry in which the Group Companies operate; (ii) general economic conditions, conditions generally affecting the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) the announcement of the transactions contemplated by this Agreement (including the identification of the Parent), or compliance with the express terms of this Agreement, including the impact thereof, in each case, on relationships, contractual or otherwise, with clients, customers, suppliers, distributors, partners, financing sources, directors, officers or other employees and/or consultants; (iv) changes in GAAP or other general accounting requirements or principles or any changes in applicable Laws or the interpretation thereof applicable to the Group Companies; (v) the failure of any Group Company to meet or achieve the results set forth in any projection or forecast (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i) through (vii) of this definition); (vi) global or national political, financial, economic or business conditions, including hostilities, acts of war or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; and (vii) hurricanes, earthquakes, floods or other natural disasters; except to the extent, in the case of the foregoing clauses (i), (ii), (iv), (vi) and (vii), such change, effect, event, circumstance, condition or development referred to therein have a disproportionate impact on the Group Companies relative to the industry in which the Group Companies operate as a whole.

“Merger Consideration” means, collectively, the Common Stock Merger Consideration, the Preferred Stock Liquidation Preference, the Option Consideration and the Warrant Consideration.

“Net Working Capital” means the net working capital of the Group Companies as of the Reference Time as calculated pursuant to Exhibit N and as determined in accordance with the Accounting Principles; provided, however, that in any event, Net Working Capital will not include any Estimated Accrued Taxes or any Note Obligations.

“Non-Recourse Party” means, with respect to a Party to this Agreement, any of such Party’s former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided that, for the avoidance of doubt, no Party to this Agreement will be considered a Non-Recourse Party.

“Option” means an outstanding and unexercised stock option (as of immediately prior to the Effective Time) to purchase shares of Common Stock under the Company Equity Plan.

“Option Consideration” means, for each Vested Option, the amount equal to the sum of (a) the Closing Option Consideration and (b) the product obtained by multiplying (i) the Per Share Additional Merger Consideration by (ii) the aggregate number of shares of Common Stock underlying the Vested Option as of the Effective Time, less applicable withholding taxes.

“Optionholder” means any holder of an Option.

“Optionholder Percentage” means the amount, expressed as a percentage, equal to the quotient obtained by dividing (a) the aggregate number of shares of Common Stock underlying all Options by (b) the Fully Diluted Shares.

“Organizational Documents” means, for any Person, any certificate or articles of incorporation, organization or formation, any bylaws, stockholders agreement, investors’ rights agreement or limited liability company or operating agreement and any documents comparable to the foregoing, as amended or modified.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Fundamental Representations” means the representations and warranties of the Parent set forth in Sections 5.01, 5.02 and 5.06.

“Parent Material Adverse Effect” means any change, effect, event or development that, individually or in the aggregate, would be reasonably expected to prevent, materially delay or materially impede the performance by the Parent or Merger Sub of their respective obligations hereunder or their ability consummate the transactions contemplated hereby (including the Merger).

“Participating Securityholders” means the Common Stockholders, the Optionholders and the Warrantholder.

“Paying Agent” means JP Morgan Chase Bank, National Association.

“Payoff Letters” mean customary pay-off letters executed by each holder of such Indebtedness in form and substance reasonably satisfactory to Parent, which letters authorize and release pursuant to UCC-3’s or otherwise, all Liens on the assets of the Group Companies securing such Indebtedness.

“Per Share Additional Merger Consideration” means the amount equal to the quotient obtained by dividing (a) the Additional Merger Consideration by (b) the Fully Diluted Shares.

“Per Share Closing Merger Consideration” means the amount equal to the quotient obtained by dividing (a) (i) the Closing Merger Consideration, plus (ii) the product of (A) the exercise price of each Vested Option, multiplied by (B) the number of shares of Common Stock underlying each such Vested Option (rounded down to the nearest whole cent), plus (iii) the exercise price of the Vested Warrant, plus (iv) the aggregate amount of Note Obligations used to offset amounts that would otherwise be payable to the applicable Securityholders in connection with the transactions as contemplated by Section 1.04(b)), by (b) the Fully Diluted Shares.

“Per Share Preferred Stock Consideration” means an amount equal to the “Class A Minimum Return” as defined in the Certificate of Incorporation, less the aggregate amount of any dividends paid in cash in respect of a share of Preferred Stock.

“Permitted Liens” means: (a) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business for accounts not overdue or that are being contested in good faith by appropriate Actions and for which appropriate and adequate reserves have been established in the Financial Statements and in accordance with GAAP; (b) Liens for Taxes, utilities and other governmental charges that are not due and payable or are being contested in good faith by appropriate Actions and for which appropriate and adequate reserves have been established in the Financial Statements and in accordance with GAAP; (c) Liens created in connection with the agreements governing Indebtedness of the type referred to in clause (a) of the definition of Indebtedness that will be released upon repayment pursuant to Section 3.02(f); (d) matters of record or registered Liens affecting title to any Leased Real Property which do not materially impair the use or occupancy of such Leased Real Property in the operation of the business conducted thereon; (e) requirements and restrictions of zoning, building, entitlement and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities which are not violated in any respect by the current use or occupancy of the Leased Real Property or the operation of the Company’s or any of its Subsidiaries’ business conducted thereon; (f) statutory Liens of landlords for amounts not due and payable that do not impair the continued use of the Leased Real Property to which they relate; (g) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice; and (h) Liens which, individually or in the aggregate, do not materially impair the continued use of the asset or property to which they relate and have not resulted, and would not reasonably be expected to result, in any material cost.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Preferred Stock Liquidation Preference” means an amount equal to the product obtained by multiplying (a) the Per Share Preferred Stock Consideration, and (b) the number of shares of Preferred Stock outstanding immediately prior to the Effective Time.

“Preferred Stockholder” means a holder of Preferred Stock.

“Pro Rata Share” means, with respect to any Participating Securityholder, the quotient (expressed as a percentage) obtained by dividing (a) the sum of (i) the number of shares of Common Stock held by such Securityholder immediately prior to the Effective Time (after giving effect to the repurchase of Restricted Shares in accordance with Section 1.03(c)), (ii) the number of shares of Common Stock underlying any Options held by such Securityholder as of immediately prior to the Effective Time, and (iii) the number of shares of Common Stock underlying the Vested Warrant held by such Securityholder, by (b) the Fully Diluted Shares as of immediately prior to the Effective Time.

“Proprietary Software” shall mean any Software included in the Owned Intellectual Property Rights.

“Purchase Price Escrow Amount” means an amount equal to the Escrow Amount minus the Indemnity Escrow Amount. “Reference Time” means 12:01 a.m., New York time, on the Closing Date.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Leased Real Property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representative” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, financial advisors, financing sources, consultants, advisors or other Persons acting on behalf of such Person.

“Restricted Shares” means any shares of Common Stock that have been issued upon the exercise of an Unvested Option and remains subject to vesting (and is unvested) as of the Effective Time (after giving effect to any vesting that occurs at or prior to the Effective Time or otherwise in connection with, or as a result of, the consummation of the Merger).

“Restructuring” means the transactions and actions contemplated by Schedule A, but only to the extent such transactions and actions are effected in the order, at the time and in the manner specified by Schedule A, or as may otherwise be agreed by Parent and the Company.

“Sanctioned Person” means any Person that is the subject or target of Sanctions or similar restrictions, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, the U.S. Department of the Treasury Specially Designated Nationals and Blocked Persons List; (b) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of country or region that is, or has been in the last five years, the subject or target of a comprehensive Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, and applicable EU and member state sanctions.

“Securityholder” means a Common Stockholder, a Preferred Stockholder, an Optionholder, or a Warrantholder.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, executable code, binary code, or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Accounting Firm” means each of Deloitte Touche Tohmatsu LLP and PricewaterhouseCoopers LLP.

“Stockholder Percentage” means the amount, expressed as a percentage, equal to one hundred percent (100%), less the Optionholder Percentage, less the Warrantholder Percentage.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Subsidiary” means, at any time of determination, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Target Net Working Capital Amount” means ($45,600,000) (which is, for the avoidance of doubt, a negative number).

“Tax” or “Taxes” means any federal, state, local, foreign, or other income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, whether disputed or not, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information and any amendment thereof) filed or required to be filed with any Taxing Authority.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Effective Time and in effect for any taxable period (or portion thereof) after the Effective Time binding the Company or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than any such agreement or arrangement which does not primarily relate to Taxes).

“Tax Structure Change” shall mean (a) any reorganization, merger, liquidation, consolidation, recapitalization, scheme of arrangement, issuance of shares, transfer of shares or assets, conversion or migration of entity, change in classification for income Tax purposes (including any filing of IRS Form 8832), or any other similar transaction or series of transactions and, to the extent not described in (a), or (b) any transaction or action intended to (or that would reasonably be expected to) modify the overall tax profile of the Company and its Subsidiaries; provided, however, that Tax Structure Change shall not mean any transaction contemplated by the Restructuring or the Securities Purchase.

“Taxing Authority” means any Governmental Entity (domestic or foreign) responsible for the imposition or collection of any Tax.

“Transaction Agreements” means this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Release and Support Agreements, any Option Cancellation Agreements, the Warrant Cancellation Agreement and the Securities Purchase Agreements entered into pursuant hereto.

“Transaction Expenses” means, without duplication, and solely to the extent unpaid immediately prior to the Effective Time, (a) all fees and expenses of the Group Companies incurred or payable by the Group Companies or by or on behalf of any Securityholder or any of their respective Affiliates (to the extent a Group Company is liable therefor), not paid prior to the Reference Time, payable to service providers (including investment bankers, attorneys, accountants and other consultants and advisors, including Lazard, Irell & Manella LLP and DLA Piper LLP) retained by any Group Company in connection with the negotiation, execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, the solicitation of other potential buyers of any Group Company or any of its Affiliates or consideration of other strategic alternatives, (b) any bonus, success or change of control payments (including any transaction bonuses set forth on Schedule 6.01(k)), incentive, retention, “single-trigger” severance or similar benefits payable to current or former directors, employees or consultants of the Group Companies, the employer’s share of any incremental payroll Taxes attributable to such amounts and to the aggregate Option Consideration (subject to any limits on such payroll Taxes), in each case, payable by any Group

Company as a result of the execution of this Agreement and/or the consummation of the transactions contemplated hereby (provided, that, for avoidance of doubt, Transaction Expenses shall not be deemed to include (i) any severance or similar payment for an employee of any Group Company (including the employer share of any payroll Taxes associated therewith) that is triggered by the occurrence of (A) the transactions contemplated hereby, followed by (B) a subsequent termination at or after the Closing Date of such employee’s employment with any Group Company, unless such employee has the right to resign and collect severance as a result of the transactions contemplated by this Agreement without any additional act or omission by the Parent or is Affiliates or (ii) the Option Consideration), (c) any transaction, success or exit fees or monitoring or consulting fees payable to any Securityholders or any of their respective Affiliates, (d) in the amounts that are required to be borne by the Securityholders or the Company pursuant to Sections 1.06, 1.13, 6.03, 7.02(b), 7.03 and 11.03, and (e) all costs and expenses relating to the D&O Tail. For clarity, Transaction Expenses shall not include any fees and expenses that become due and payable following the Effective Time as a result of any increase in the consideration paid to the Securityholders in accordance with Sections 1.07 or 1.12. Further, notwithstanding the foregoing, Transaction Expenses shall not include any amounts for which Parent is responsible pursuant to Section 11.03.

“Unvested Option” means any Option that is not a Vested Option.

“Vested Option” means that portion, if any, of any Option that is vested as of immediately prior to the Effective Time (after giving effect to any vesting that occurs at or prior to the Effective Time or otherwise in connection with, or as a result of, the consummation of the Merger).

“Vested Warrant” means that portion of the Warrant that is vested as of the Effective Time, in accordance with the Warrant Cancellation Agreement.

“Warrant” means the warrant issued to the Warrantholder pursuant to that certain Warrant to Purchase Common Stock, dated as of July 28, 2017, between Athena Parent, Inc. and the Warrantholder.

“Warrant Consideration” means, for the Warrant, the amount equal to the sum of (a) the Closing Warrant Consideration and (b) the product obtained by multiplying (i) the Per Share Additional Merger Consideration by (ii) the Warrant Shares, minus applicable withholding taxes.

“Warrant Shares” means the aggregate number of shares of Common Stock underlying the Vested Warrant as of the Effective Time, which shall be 9,103.75.

“Warrantholder” means Ares Capital Corporation.

“Warrantholder Percentage” means the amount, expressed as a percentage, equal to the quotient obtained by dividing (a) the aggregate number of shares of Common Stock underlying the Vested Warrant by (b) the Fully Diluted Shares.

12.02    Other Definitional Provisions.

(a)    Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(b)    Successor Laws. Any reference to any particular Code Section or Law shall be interpreted to include any revision of or successor to that Section or Law regardless of how it is numbered or classified.

12.03    Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
Acquisition Transaction	6.05
Affiliate Contract	4.22
Affiliate Transactions	4.22(c)
Agreement	Preamble
Allocation Schedule	1.10
Applicable Survival Period	9.01
Audited Balance Sheet	4.06
Audited Balance Sheet Date	4.06
Audited Financial Statements	4.06
BlueCielo Purchase Agreement	2.04(a)
BlueCielo RUS	7.08
BlueCielo RUS Carveout	7.08
Cap	9.04(b)
CBA	4.09(a)(xiv)
Certificate of Merger	1.01(b)
Claims	7.07
Closing Balance Sheet	1.11
Closing Date	2.02
Closing Statement	1.11
Common Stock Merger Consideration	1.02(a)
Company	Preamble
Company 401(k) Participant	7.06(c)
Company 401(k) Plans	7.06(c)
Company Material Contract	4.09(b)
Company Parties	7.07
Company Person	4.22(d)
Confidentiality Agreement	6.02
Continuation Period	7.06(a)
CSA	7.03(c)
D&O Indemnified Party	7.02(a)
D&O Tail	7.02(b)
Deductible	9.04(a)
Derivative Securities	4.05(a)

DGCL	1.01(a)
Disclosure Schedules	11.02
Dispute Resolution Arbiter	1.11
Disqualified Individual	6.08
Dissenting Share	1.14
Dissenting Stockholder	1.14
DSS	7.03(c)
Effective RWI Policies	4.15(b)
Effective Time	1.01(b)
Enforceability Exceptions	4.02
Escrow Account	1.13
Escrow Agreement	1.13
Escrow Amount	1.13
Escrow Excess Amount	1.12(b)
Estimated Cash	1.10
Estimated Closing Statement	1.10
Estimated Indebtedness	1.10
Estimated Net Working Capital	1.10
Estimated Transaction Expenses	1.10
Excluded Claims	13.11
Excluded Shares	1.02(b)
Financial Statements	4.06
Foreign Company Plan	4.18(g)
Governmental Filings	4.03
Indemnity Escrow Amount	1.13
Interim Financial Statements	4.06
Irell	13.20
JV Partner	12.01
Latest Balance Sheet	4.06
Latest Balance Sheet Date	4.06
Leased Real Property	4.12
Letter of Transmittal	1.06
Lost Certificate Affidavit	1.06
Material Government Contract	4.14(a)
Merger	1.01(a)
Merger Closing	3.01
Merger Sub	Preamble
New Plans	7.06(b)
Note Obligations	4
Notice of Claim	9.05(a)
Objections Statement	1.11
Option Cancellation Agreement	Recitals
Outside Date	10.01(e)
Parachute Payment Waiver	6.08
Parent	Preamble
Parent 401(k) Plan	7.06(c)

Parent Guarantor	Preamble
Parent Indemnitees	9.02
Parent Payments	6.08
Parent’s Representatives	6.02
Parties	Preamble
Party	Preamble
Paying Agent Agreement	1.06
Per Claim Threshold	9.04(a)
Permits	4.11(a)
Positive Adjustment Difference	1.12(a)
R&W Insurance Policy	6.03
Real Property Leases	4.12
Related Party	4.22(a)
Related Party Financing	4.22(e)
Release and Support Agreements	Recitals
Schedule	11.02
Section 280G Payments	6.08
Secured Promissory Note	4
Securities	Preamble
Securities Buyer	2.01
Securities Purchase	Preamble
Securities Purchase Agreements	2.03
Securities Purchase Closing	3.02
Securities Purchase Price	2.01
Securities Seller	2.01
Securities Target	1
Seller Holdco	13
Seller Indemnitees	9.03
Seller Representative	Preamble
Seller Representative Amount	1.07
Shortfall Amount	1.12(b)
Solvent	5.09
Sponsor Parties	7.07
Stockholder Approval	8.01(c)
Surviving Company	1.01(a)
Third Party Claim	9.05(a)
Top Customers	4.24
Top Suppliers	4.24
Transfer Taxes	11.03(a)
Voting Company Debt	4.05(a)
Waived Benefits	6.08
WARN Act	4.17(a)
Warrant Cancellation Agreement	Recitals
Written Consent	8.01(g)(ii)

ARTICLE XIII

MISCELLANEOUS

13.01    Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Merger Closing, any other announcement or communication to the employees, customers or suppliers of the Group Companies, shall be issued or made by any Party or any Affiliate thereof without the joint approval of the Parent and the Seller Representative, except (a) such release or announcement as may be required by Law, in which case the party required to issue or make the release or announcement shall allow (or cause its Affiliate to allow) the other party reasonable time to comment on such release or announcement in advance of such issuance or the making thereof, (b) that the Group Companies shall be permitted to make announcements from time to time to the respective employees, customers, suppliers and other business relations of the Group Companies and otherwise as the Company may reasonably determine is necessary to comply (or cause any other Group Company to comply) with applicable Law; provided that, before making any such announcement, the Group Companies shall give the Parent a reasonable opportunity to review and comment on such announcement and consider in good faith any comments provided by the Parent, and (c) that nothing contained herein shall limit or restrict the right of the Company, the Parent or any of their respective Affiliates in respect of any Action that may arise or be commenced between the Company (if prior to the Merger Closing), the Seller Representative or any Securityholder, on the one hand, and the Parent or any Affiliate thereof, on the other hand. Notwithstanding anything herein to the contrary, (i) any Common Stockholder that is a private equity or venture capital firm may provide information about the subject matter of this Agreement in connection with customary fundraising, marketing, or reporting activities at any time and (ii) a Party or an Affiliate thereof may issue a press release or public announcement related to this Agreement or the transactions contemplated herein that does not disclose the material terms thereof (other than transaction value and the Parties) after the Effective Time without the consent of the other Party.

13.02    Expenses. Except as otherwise expressly provided herein, each of the Company, the Securityholders, the Parent, the Merger Sub and the Seller Representative shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants.

13.03    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) or email to the number or email address, as applicable, set out below (provided, that no “error” message or other notification of non-delivery is generated), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:

13.04    Notices to the Parent, Surviving Company and/or the Merger Sub:

Fortive Corporation

6920 Seaway Blvd

Everett, WA, 98203

Attention:	Jonathan Schwarz
Naomi Ogan
Facsimile:	(425) 446-5007
Email:	jonathan.schwarz@fortive.com
naomi.ogan@fortive.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Daniel Wolf
Jonathan Davis
Facsimile:	(212) 446-4900
Email:	daniel.wolf@kirkland
jonathan.davis@kirkland.com

Notices to the Seller Representative:

Genstar Capital VII, L.P.

Four Embarcadero Center

Suite 1900

San Francisco, CA 94111-4191

Attention:	Eli Weiss
Facsimile:	(415) 834-2383
Email:	eweiss@gencap.com

with a copy to (which shall not constitute notice):

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Attention:	Michael Kaplan
Facsimile:	(310) 203-7199
Email:	mkaplan@irell.com

Notices to the Company (before the Merger Closing):

c/o Accruent, LLC

11500 Alterra Pkwy

Suite 110

Austin, TX 78758

Attention:	John Borgerding
Facsimile:	(512) 342-2449
Email:	jborgerding@accruent.com

with copies to (before the Merger Closing) (which shall not constitute notice):

Genstar Capital Partners, LLC

Four Embarcadero Center

Suite 1900

San Francisco, CA 94111-4191

Attention:	Eli Weiss
Facsimile:	(415) 834-2383
Email:	eweiss@gencap.com

and:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Attention:	Michael Kaplan
Facsimile:	(310) 203-7199
Email:	mkaplan@irell.com

13.05    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Company, the Parent, the Merger Sub or the Seller Representative without the prior written consent of the non-assigning Parties; provided, that, without the consent of any of the other Parties, Parent may assign or transfer all or any portion of its rights and obligations under this Agreement to one or more of its Affiliates.

13.06    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

13.07    References. The table of contents and the Section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a Section of this Agreement, an exhibit to this Agreement or a Schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. The words “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. The term “or” has the inclusive meaning represented by the phrase “and/or.” When calculating the period of time before which, within which or following which, any act is to be done or step taken under this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. The words “shall” and “will” shall be construed as creating a mandatory obligation. Any Contract or Law referred to herein means such Contract or Law as from time to time amended, modified or supplemented. The words “made available”, “provided”, “disclosed to the Parent” or similar terms in Article IV means, with respect to a particular document, item or other piece of information, inclusion and availability to Parent and its Representatives in the virtual data room hosted by Merrill Corporation in connection with the Merger on or prior to 11:59 p.m. New York time on July 29, 2018.

13.08    Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto does not necessarily represent a determination by the Company that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits alone in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is nor is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

13.09    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by the Parent, the Merger Sub, the Company (or the Surviving Company following the Merger Closing) and the Seller Representative, and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder; provided, however, that after the receipt of the Stockholder Approval, any amendment to this Agreement which by Law requires further approval by the stockholders of the Company shall be subject to such further approval by such stockholders. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

13.10    Complete Agreement. This Agreement, the Escrow Agreement, the Paying Agent Agreement, the Release and Support Agreements, any Option Cancellation Agreements, the Warrant Cancellation Agreement, any Securities Purchase Agreements, BlueCielo Purchase Agreement and the Confidentiality Agreement and other documents executed in connection herewith or at the Securities Purchase Closing or the Merger Closing contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to such subject matter in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.

13.11    Third Party Beneficiaries. Provisions of this Agreement that expressly provide for the enforcement by the Seller Representative on behalf of the Securityholders are intended for the benefit of the Securityholders; provided that no Securityholder shall have the right to directly take any action or enforce any provision of this Agreement, it being understood and agreed that all such actions shall be taken solely by the Seller Representative on behalf of the Securityholders as provided in Section 11.01 hereof. In addition, (a) the Seller Representative shall have the right, but not the obligation, to enforce any rights on behalf of the Company (prior to the Merger Closing) or the Securityholders under this Agreement, (b) the D&O Indemnified Parties shall have the right to enforce their respective rights under Section 7.02 and (c) Irell shall have the right to enforce its rights under Section 13.20. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. Notwithstanding anything else herein to the contrary (including Section 7.02), no D&O Indemnified Party shall have any right to advancement, indemnification, contribution or other recovery from Parent or any Group Company with respect to any claims of Parent or the Surviving Company arising from this Agreement or the transactions contemplated hereunder other than any derivative claims made by any third party through the Parent or the Surviving Company (“Excluded Claims”); provided, that such D&O Indemnified Party shall nonetheless be entitled to insurance coverage with respect to the Excluded Claims pursuant to, and to the full extent permitted by, the D&O Tail, subject to the terms and conditions of the D&O Tail.

13.12    Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT

EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.13    Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense. This Agreement is not binding unless and until signature pages are executed and delivered by each of the Company, the Parent, the Merger Sub and the Seller Representative.

13.14    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument.

13.15    Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and any other matters relating to the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.16    Jurisdiction. Any suit, Action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have jurisdiction, any such suit, Action or proceeding shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, Action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.03 shall be deemed effective service of process on such Party.

13.17    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

13.18    No Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that this Agreement may only be enforced against, and any action, suit or claim for breach of this Agreement may only be made against, the Parties to this agreement, and no Non-Recourse Party of a Party to this Agreement shall have any liability relating to this Agreement or, unless otherwise expressly provided in any Transaction Agreements, any of the transactions contemplated herein.

13.19    Specific Performance.

(a)    Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, subject to and without limiting Section 13.19(b), (c) or (d) below (if applicable), such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that, and hereby waives any defenses in any Action for an injunction, specific performance or other equitable relief that, the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and hereby waives any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b)    Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that prior to the proper termination of this Agreement in accordance with its terms, each Party shall be entitled to specific performance to cause the other Parties to effect the Securities Purchase Closing and the Merger Closing in accordance with Section 2.02 and Section 3.01, in each case, if the conditions in Section 8.01 or Section 8.02, as applicable, have been satisfied or waived (other than those to be satisfied at the Securities Purchase Closing, each of which is capable of being, and is, satisfied or waived upon the Securities Purchase Closing) at the time when the Securities Purchase Closing would have occurred pursuant to the terms hereof and remain satisfied or waived.

(c)    For the avoidance of doubt, in no event shall the exercise of a Party’s right to seek specific performance or other equitable relief pursuant to this Section 13.19 reduce, restrict or otherwise limit such Party’s right to terminate this Agreement pursuant to Article X and be paid monetary damages and any other amounts pursuant to this Agreement; provided that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the Securities Purchase Closing or the Merger Closing occurring and the payment of monetary damages pursuant to Section 10.02.

(d)    To the extent the Parent or the Merger Sub brings any Action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Securities Purchase Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such Action, claim, complaint or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action, claim, complaint or other proceeding.

13.20    Waiver of Conflicts. Recognizing that Irell & Manella LLP (“Irell”) has been engaged and has acted as legal counsel to certain of the Securityholders, the Group Companies and their respective Affiliates prior to the Merger Closing, and that Irell intends to act as legal counsel to certain of the Securityholders after the Merger Closing, each of the Parent and the Surviving Company (including on behalf of the Group Companies) hereby waives, on its own behalf and agrees to cause their respective Affiliates to waive, any conflicts that may arise in connection with Irell representing any of the Securityholders and/or their respective Affiliates, in each case after the Merger Closing, as such representation may relate to the Parent, any Group Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between any Securityholders and their respective Affiliates in the course of, and to the extent relating to, the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Securityholders and their respective Affiliates (and not the Parent and the Group Companies). Accordingly, the Parent and the Group Companies shall not have access to any such communications, or to the files of Irell relating to such engagement, whether or not the Merger Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Merger Closing, (a) the applicable Securityholders and their respective Affiliates (and not the Parent and the Group Companies) shall be the sole holders of the attorney-client privilege with respect to the engagement of Irell in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, and none of the Parent, the Group Companies or the Surviving Company, (b) to the extent that files of Irell in respect of such engagement constitute property of the client, only the applicable Securityholders and their respective Affiliates (and not the Parent and the Group Companies) shall hold such property rights and (c) Irell shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the extent relating to such engagement to any of the Parent or the Group Companies by reason of any attorney-client relationship between Irell and any of the Group Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between the Parent or any of the Group Companies, on the one hand, and a third party (other than a party to this Agreement or any of their respective Affiliates with respect to disputes arising under this Agreement), on the other hand, after the Merger Closing, the Surviving Company (including on behalf of the Group Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications by Irell to such third party; provided, however, that none of the Parent, the Surviving Company or any of the other Group Companies may waive such privilege without the prior written consent of the Seller Representative, on behalf of the Securityholders.

13.21    Joint and Several Liability. Parent 1 and Parent 2 shall be jointly and severally liable for all obligations, liabilities, agreements, covenants, representations and warranties of the Parent under this Agreement and all Transaction Agreements.

13.22    Parent Guarantee. Parent Guarantor hereby unconditionally guarantees the due and punctual performance of the payment obligations of the Parent under this Agreement that are required to be performed at, prior or after the Merger Closing and any other monetary obligations of the Parent arising under this Agreement. This guaranty is an irrevocable guaranty of payment and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement in accordance with Section 13.09.

*        *        *         *

IN WITNESS WHEREOF, the Parties have executed this Transaction Agreement on the day and year first above written.

Company:	ATHENA SUPERHOLDCO, INC.

	By:		/s/ John Borgerding
	Its:		Chief Executive Officer

Parent 1:	TLFN HOLDING II COMPANY

	By:		/s/ Emily Weaver
	Name:		Emily Weaver
	Title:		President

Parent 2:	GILBARCO CATLOW LLC

	By:		/s/ Emily Weaver
	Name:		Emily Weaver
	Title:		Vice President

Merger Sub:	GRYPHON MERGER SUB INC.

	By:		/s/ Emily Weaver
	Name:		Emily Weaver
	Title:		President

Seller Representative:	GENSTAR CAPITAL VII, L.P., solely in its capacity as the Seller Representative

	By:		Genstar VII GP LLC, its General Partner

		By:	/s/ Eli Weiss
Eli Weiss, Managing Director

Parent Guarantor:	FORTIVE CORPORATION, solely in its capacity as the Parent Guarantor

	By:		/s/ Emily Weaver
	Name:		Emily Weaver
	Title:		Vice President and Chief Accounting Officer

[Signature Page to Transaction Agreement]